UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12
TECUMSEH PRODUCTS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED OCTOBER 21, 2008

October  , 2008

Dear Fellow Shareholders:

We invite you to attend a special meeting of shareholders on November 21, 2008 at 10:00 a.m., local time. The meeting will be held at 3885 Research Park Dr., Ann Arbor, Michigan 48108. It is extremely important that you read the materials accompanying this letter carefully and then vote using the enclosed GOLD proxy card.

Why are we holding a special meeting?

As you may be aware, we are holding the special meeting pursuant to an agreement incorporated into an order entered on August 11, 2008 by the Lenawee County Circuit Court to consider a proposal by the Herrick Foundation to remove two of the company’s independent directors — Dr. Peter M. Banks and Mr. David M. Risley — and to replace them with two individuals chosen by the Herrick Foundation. If the Herrick Foundation is successful in removing Dr. Banks and Mr. Risley and replacing them with the Herrick Foundation’s nominees, a majority of the directors on the board will be persons selected by the Herrick Foundation and its affiliates. As discussed in greater detail in the attached proxy statement, we believe that the Herrick Foundation proposal is NOT in the best interests of the company and its shareholders.

Background

The Herrick Foundation is a charitable foundation controlled by the Herrick family.

In early 2007, the company’s board of directors, after careful consideration, made the very difficult decision to replace Todd W. Herrick as President and Chief Executive Officer of the company. In addition, the board of directors removed Kent B. Herrick, Todd W. Herrick’s son, from his senior management position with the company. The board of directors had determined that in order to preserve and enhance shareholder value and confidence, a change in management was necessary. (Dr. Banks and Mr. Risley are the only two current members of the board who were directors at the time Todd and Kent Herrick were removed from senior management by the board of directors.) Thereafter, the board of directors appointed a new acting President and Chief Operating Officer and began to search for new permanent leadership.

Following the removal of the Herricks from management, the Herrick family commenced litigation against the company, and in response the company filed a lawsuit against the Herrick family. This litigation was settled in a way that provided the Herrick family with input into the management of the company, but not control of the board or the company. Under the settlement, Kent B. Herrick was added to the company’s board of directors, and the Herrick Foundation and its affiliates had the right to designate an additional director. In addition we retained a nationally-recognized search firm to identify two independent director candidates. A few months later, we installed new leadership, including a new President and Chief Executive Officer, a more experienced senior management team and two experienced, independent directors.

Since we implemented the management changes, the company, under the direction of the current board of directors, has been executing on its business plan and the company’s business and operations have significantly improved. Management’s business plan is aimed at improving profitability, reducing costs and focusing on higher-

i

margin products that leverage the core competencies of the company. As part of this strategy, we have sold off non-core and non-performing assets, greatly reduced the debt and strengthened the balance sheet of the company.

The Recapitalization

As part of the company’s strategic plan, the current board of directors intends to implement a recapitalization (which Kent B. Herrick already has indicated he opposes). The recapitalization will align shareholders’ economic and voting interests and eliminate the company’s current dual class capital structure. The recapitalization will result in the company having a single class of stock with one vote per share, and remove the Herricks’ or any other shareholder’s ability to wield voting power disproportionate to that shareholder’s economic interests in the company.

Why is the Herrick Foundation seeking to remove two of the company’s independent directors?

As you may recall, in early 2008, the Herrick Foundation requested that the board of directors (i) explore a sale of the company and (ii) redeem or terminate the shareholder rights plans that were in place, and propose that the shareholders eliminate the Class A Protection Provision from the company’s articles of incorporation. These provisions are designed to protect the company’s shareholders from a transaction that may not be in their best interests. The Herrick Foundation requested these changes because it had determined that it was time for the Herrick Foundation to liquidate its position in the company. In response, the Governance and Nominating Committee of the board of directors, together with the company’s management and outside advisors, carefully considered these requests and determined that attempting to sell the company, at that time, was not in the best interests of the company or its shareholders. The Governance and Nominating Committee also determined, after extensive deliberations, that it would not be in the best interests of the company’s shareholders to redeem the shareholder rights plans and eliminate the Class A Protection Provisions at that time. Without the shareholder rights plans and the Class A Protection Provisions, the Herrick family, given their voting power, could agree to a transaction that may be in their best interests, but not be in the best interests of other shareholders. At the recommendation of the Governance and Nominating Committee, the board of directors instead determined that continuing to execute the company’s strategic plan is the best way to enhance value for the benefit of all shareholders.

If the Herrick Foundation proposal is approved, a majority of the board of directors will be persons selected by the Herrick Foundation and its affiliates. In our view, no shareholder owning less than a majority economic interest in the company (which includes the Herrick Foundation, which, with its affiliates, owns less than a 10% economic position in the company) should be permitted to control the company by designating a majority of the board. We believe that, particularly in light of the Herrick Foundation’s requests and its desire to liquidate its position in the company, the company’s shareholders need a board that has no affiliation with the Herrick family and has demonstrated a willingness to act in the best interests of the company’s shareholders, even if it means not doing what the Herrick Foundation has requested.

There is no question that we still have a way to go to maximize shareholder value — but we believe we are well on our way with a board of directors and a new management team that we believe already has proven that it can turn the company around. A vote against the Herrick Foundation proposal is, we believe, a vote in favor of the company’s current strategic plan and proposed recapitalization — which we believe is in the best interests of the company and all of its shareholders. Your vote is very important regardless of the number of shares of Class B Common Stock you own.

The board of directors recommends (with Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and its affiliates — dissenting) that you vote “AGAINST” the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board of directors.

If you have any questions or need assistance in voting your shares, please contact the company’s proxy solicitor, Georgeson Inc., toll-free (866) 203-1198; banks and brokers may call (212) 440-9800.

We appreciate your continued support.

Sincerely,

/s/  Edwin L. Buker
Chairman of the Board of Directors,
President and Chief Executive Officer

This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about October   , 2008.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED OCTOBER 21, 2008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of shareholders of Tecumseh Products Company will be held at 10:00 a.m., local time, on November 21, 2008 at 3885 Research Park Dr., Ann Arbor, Michigan 48108, for the following purposes:

1. For the holders of record of Class B Common Stock to vote on the “Herrick Foundation proposal” providing for the removal of Dr. Peter M. Banks and Mr. David M. Risley from the board of directors without cause.

2. If the Herrick Foundation proposal is adopted, for the holders of record of Class B Common Stock to elect up to two new directors to fill the vacancies created by removing Dr. Banks and Mr. Risley for terms expiring at the next annual meeting of shareholders.

Shareholders of record at the close of business on October 17, 2008, the record date for the special meeting, are entitled to notice of and to attend the special meeting. However, only the holders of record of Class B Common Stock are entitled to vote at the special meeting. A list of the shareholders entitled to vote at the special meeting will be available for inspection by any shareholder during the entire meeting.

The board of directors recommends (with Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and its affiliates — dissenting) that you vote “AGAINST” the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board of directors.

A GOLD form of proxy card and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting are included with this notice.

Your vote is very important. Whether or not you plan to attend the special meeting, and regardless of the number of shares of Class B Common Stock you own, we urge you to vote “AGAINST” the Herrick Foundation removal proposal, by voting by telephone, by Internet or by signing, dating and returning the GOLD proxy card TODAY in the postage-paid envelope provided.

We urge you NOT to sign or return any WHITE proxy card that may be sent to you by the Herrick Foundation, even as a protest vote against them. If you previously voted the Herrick Foundation’s WHITE proxy card, you have every legal right to change your vote. You can do so simply by using the enclosed GOLD proxy card to vote today. Only your latest dated proxy card will count.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson Inc., toll-free at (866) 203-1198; banks and brokers may call (212) 440-9800.

TECUMSEH PRODUCTS COMPANY

/s/ Lynn Dennison
Lynn Dennison
Vice President, General Counsel, and Secretary

October   , 2008

v

In this proxy statement, the terms “Tecumseh,” the “company,” “we,” “our” and “us” refer to Tecumseh Products Company and its consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a holder of Class B Common Stock.

You should rely only on the information contained in this proxy statement to vote on the matters presented to you for your approval. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated the date shown on the first page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED OCTOBER 21, 2008

SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 21, 2008

TECUMSEH PRODUCTS COMPANY
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

PROXY STATEMENT

General

This solicitation is being made on behalf of Tecumseh Products Company. We are mailing this proxy statement and the accompanying GOLD proxy card beginning on October   , 2008 to holders of Class B Common Stock in connection with the solicitation of proxies by the board of directors of Tecumseh for use at the special meeting of shareholders to be held on November 21, 2008. Although the Class A Common Stock is not entitled to vote at the special meeting, we are also mailing this proxy statement to Class A shareholders for their information, and they also are invited to attend the special meeting.

We are providing holders of Class B Common Stock with a GOLD form of proxy, together with this proxy statement. Holders of shares of Class B Common Stock can vote their shares only if they are present in person or represented by a proxy, including a proxy voted by mail, Internet or phone. We are soliciting proxies in order to give all holders of outstanding shares of Class B Common Stock on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because shareholders may not be able to attend the meeting in person. More information is provided in the section entitled “Proxies; Revocability of Proxies; Cost of Solicitation.”

Purpose of the Special Meeting

Pursuant to an agreement incorporated into an order entered on August 11, 2008 by the Lenawee County Circuit Court in connection with a lawsuit between Tecumseh Products Company and the Herrick Foundation, we are holding this special meeting to consider and vote on a proposal by the Herrick Foundation to remove two of the company’s independent directors — Dr. Peter M. Banks and Mr. David M. Risley — from the board of directors without cause and, if removed, to fill the vacancies created by the removal with individuals nominated by the Herrick Foundation.

If holders of a majority of the outstanding shares of Class B Common Stock vote in favor of the Herrick Foundation proposal to remove either or both of Dr. Banks and Mr. Risley from the board without cause, we also will hold an election for the purpose of filling these vacancies at the special meeting of shareholders. The board does not intend to nominate any candidates to fill the vacancies that would be created if the Herrick Foundation proposal is approved. Therefore, if Dr. Banks and Mr. Risley are removed, the Herrick Foundation’s nominees are virtually certain to be elected.

Kent B. Herrick and Steven J. Lebowski are currently directors on the board and were selected by the Herrick Foundation and its affiliates. If the Herrick Foundation is successful in removing Dr. Banks and Mr. Risley and replacing them with its own nominees, the Herrick Foundation will have selected a majority of the board of directors. In our view, no shareholder owning less than a majority economic interest in the company (which includes the Herrick Foundation, which, with its affiliates, owns less than a 10% economic position in the company) should be permitted to control the company by designating a majority of the board.

The board of directors recommends (with Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and its affiliates — dissenting) that you vote “AGAINST” the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board of directors.

Date, Time, and Place of the Special Meeting; Record Date

The special meeting is scheduled to be held at 10:00 a.m., local time, on November 21, 2008, at 3885 Research Park Dr., Ann Arbor, Michigan 48108. In accordance with the agreement between the Herrick Foundation and Tecumseh incorporated into the court order, the board of directors has fixed the close of business on October 17, 2008 as the record date for determination of holders of Class B Common Stock entitled to notice of, to attend, and to vote at the special meeting. As of the date of this proxy statement, there were 13,401,938 shares of Class A Common Stock outstanding and 5,077,746 shares of Class B Common Stock outstanding.

Quorum

The presence, either in person or by proxy, of at least one holder of the outstanding shares of Class B Common Stock will constitute a quorum at the special meeting. Shares of Class B Common Stock represented by a properly completed proxy will be treated as present at the special meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote, marked as abstaining or not marked with a voting preference.

Vote Required for Approval

The affirmative votes of holders of a majority of the outstanding shares of Class B Common Stock are required to approve the Herrick Foundation proposal to remove the directors without cause. As of the date of this proxy statement, according to the Schedule 13D amendment that Todd W. Herrick filed on September 29, 2008, the Herrick Foundation and its affiliates own approximately 33% of the outstanding shares of Class B Common Stock, which represents less than a 10% economic position in the company. We anticipate that the Herrick Foundation and its affiliates will cause all of their shares of Class B Common Stock to be voted in favor of the Herrick Foundation proposal. Shares not voted for any reason, including abstentions, will have the same effect as votes against the Herrick Foundation proposal.

If shareholders vote to remove either or both of Dr. Banks and Mr. Risley, we will conduct an election at the special meeting to fill the vacancy or vacancies. The only nominees will be the two individuals selected by the Herrick Foundation. Directors are elected by plurality vote, which means that if there is only one vacancy to be filled, the Herrick Foundation nominee receiving the highest number of votes will be elected, and if there are two vacancies, both Herrick Foundation nominees will be elected.

Although the company is listed on The NASDAQ Market LLC, brokers holding shares in “street name” typically are governed by the New York Stock Exchange rules. The New York Stock Exchange rules governing its member brokers permit brokers to vote shares they hold for customers without specific instructions from the customers on “routine” matters but not on “non-routine” matters. When both routine and non-routine matters are to be voted on at a shareholder meeting, a broker who has not received instructions may strike out the non-routine proposals on the proxy card and vote only on the routine proposals, resulting in so-called “broker non-votes” on the non-routine proposals. There will be no broker non-votes at this special meeting because there are no routine proposals to be voted on.

The directors and officers of the company together beneficially owned, as of the record date for the meeting, less than 1% of the outstanding shares of Class A Common Stock and less than 1% of the outstanding shares of Class B Common Stock. We have been advised that, except for Kent B. Herrick and Steven J. Lebowski, each of the directors and officers of the company will vote any shares of Class B Common Stock that they own against the Herrick Foundation removal proposal and will not vote at all in any election to fill vacancies.

Proxies; Revocability of Proxies; Cost of Solicitation

If a holder of Class B Common Stock attends the special meeting, he or she may vote by ballot. However, many shareholders may be unable to attend the special meeting. Therefore, the board of directors is soliciting proxies so that each holder of shares of Class B Common Stock at the close of business on the record date has the opportunity to vote on the Herrick Foundation removal proposal.

You may vote your shares of Class B Common Stock by proxy by marking your votes on each GOLD proxy card you received, signing and dating it and mailing it in the envelope provided. You can specify your choices by marking the appropriate boxes on your proxy card.

In addition, you may submit your proxy or voting instructions by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed GOLD proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card.

If you sign and return your GOLD proxy card without specifying a choice, the proxies will vote the shares as recommended by the board of directors. Each GOLD proxy card also confers discretionary authority on the individuals appointed by the board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting.

You may revoke your proxy at any time before it is voted at the special meeting by executing a later dated proxy and delivering it by mail, voting in person at the special meeting, or filing an instrument of revocation with the company’s corporate secretary.

If you hold your shares through a bank or broker, follow the voting instructions on the form you receive. Brokers do not have discretionary authority to vote on the Herrick Foundation proposal.

We urge all shareholders to vote by signing and returning the accompanying GOLD proxy card or by telephone or online over the Internet, whether or not you plan to attend the special meeting. If you do attend the special meeting, you may vote by ballot, which will cancel any proxy previously given.

We are furnishing this proxy statement to you in connection with the solicitation by the board of directors of the enclosed GOLD form of proxy for the special meeting. The company will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing, and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. We have retained Georgeson Inc. to solicit proxies on behalf of the board of directors for a fee of $50,000, plus reimbursement of reasonable out-of-pocket expenses and an additional $50,000 fee upon the holding of the special meeting. In addition, employees and directors of the company also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. Our expenses related to the solicitation of proxies in connection with the special meeting, excluding costs represented by salaries and wages of regular employees and officers, are expected to be at least $1,150,000.00, of which approximately $650,000 has been spent to date. Appendix I to this proxy statement sets forth certain information relating to the directors and other individuals who, under rules promulgated by the Securities and Exchange Commission, are “participants” in our solicitation of proxies in connection with the special meeting.

Meeting Admittance Procedures

Holders of record of Class A Common Stock and Class B Common Stock as of the close of business on October 17, 2008, the record date for the special meeting, or their duly appointed proxy holders (not to exceed one per shareholder), may attend the special meeting. Please bring a government issued form of identification and, if you hold your shares of Class A Common Stock or Class B Common Stock in “street name,” proof of ownership of such shares as of the record date, such as your brokerage statement. Although holders of shares of Class A Common Stock are invited to attend the special meeting, only holders of record at the close of business on October 17, 2008 of shares of Class B Common Stock are entitled to vote at the special meeting.

If you plan to attend the special meeting and vote your Class B Common Stock in person, but your shares are held in the name of a broker, trust, bank or other nominee, you should also bring with you a proxy from the broker, trustee, bank or nominee confirming that you beneficially own the shares. These admittance procedures are subject to change pursuant to an agreement between the Herrick Foundation and Tecumseh Products Company.

QUESTIONS & ANSWERS ABOUT THE SPECIAL MEETING

The following are some questions that you may have regarding the matters being considered at the special meeting of shareholders, as well as brief answers to those questions. We urge you to read the entire proxy statement carefully because the questions and answers below do not provide all information that might be important to you.

Q:	When and where is the special meeting?

A:	The special meeting will be held on November 21, 2008, at 3885 Research Park Dr., Ann Arbor, Michigan 48108. The meeting will begin promptly at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of shares of Class B Common Stock at the close of business on October 17, 2008, the record date for the special meeting, are entitled to vote at the special meeting. If you own shares of Class B Common Stock on the record date through a bank, broker, or other holder of record, you may vote in person at the special meeting only if you present a letter signed by the holder of record indicating the number of shares you own. If you are a holder of Class B Common Stock, you may attend the special meeting of Tecumseh Products Company and vote your shares in person, rather than voting the enclosed GOLD proxy card, but, whether or not you intend to attend the special meeting, we urge that you vote the GOLD proxy card TODAY by telephone, by Internet or by signing, dating and mailing the GOLD proxy card in the envelope provided.

Q:	What is the Herrick Foundation proposal, and why are we having a special meeting to consider it?

A:	The Herrick Foundation is proposing to remove two of the company’s independent directors — Dr. Banks and Mr. Risley — from the board of directors without cause. We have called this special meeting to consider and vote on the Herrick Foundation proposal pursuant to an agreement incorporated into an order entered by the Lenawee County Circuit Court in connection with a lawsuit between the company and the Herrick Foundation.

Q:	What will happen if the Herrick Foundation proposal is approved?

A:	If the Herrick Foundation proposal is approved, Dr. Banks and Mr. Risley will be removed from the board of directors, which will result in the creation of two vacancies on the board of directors.

If this occurs, we will hold an election at the special meeting for the purpose of filling those vacancies at the special meeting. We are informed the Herrick Foundation intends to nominate two individuals — Terence C. Seikel and Zachary E. Savas — to fill these vacancies, if created. The board of directors is not nominating candidates to fill the vacancies, and the deadline for nominations by other shareholders has passed. Therefore, if Dr. Banks and Mr. Risley are removed, the Herrick Foundation’s nominees are virtually certain to be elected.

Kent B. Herrick and Steven J. Lebowski are currently directors on the board and were selected by the Herrick Foundation and its affiliates. If the Herrick Foundation is successful in removing Dr. Banks and Mr. Risley and replacing them with its own nominees, the Herrick Foundation will have selected a majority of the board of directors. In our view, no shareholder owning less than a majority economic interest in the company (which includes the Herrick Foundation, which, with its affiliates, owns less than a 10% economic position in the company) should be permitted to control the company by designating a majority of the board.

Q:	How does the board of directors recommend that I vote on the Herrick Foundation proposal?

A:	The board of directors recommends (with Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and its affiliates — dissenting) that you vote “AGAINST” the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board of directors.

Q:	What should I do with any WHITE proxy card I may receive from the Herrick Foundation?

A:	The board recommends that you do nothing with any WHITE proxy card sent to you by or on behalf of the Herrick Foundation. Instead, the board recommends that you use the GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the envelope provided TODAY. If you have already returned a WHITE proxy card, you can effectively revoke it by voting the enclosed GOLD proxy card.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name with the transfer agent of the company, you are a shareholder of record with respect to those shares, and you may either vote in person at the meeting or by using the enclosed GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the envelope provided. Whether or not you plan to attend the special meeting in person, you should submit your GOLD proxy card as soon as possible.

If your shares of Class B Common Stock are held in “street name” through a broker, bank or other nominee, you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the special meeting. You should follow the directions provided by your broker, bank or other nominee. Without specific voting instructions, the shares you hold in “street name” will not be voted at the special meeting. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to our proxy solicitor, Georgeson Inc., at the address indicated below so that it can attempt to ensure that your instructions are followed.

Q:	What shareholder vote is required to approve the Herrick Foundation proposal?

The affirmative votes of the holders of a majority of the outstanding shares of Class B Common Stock are required to approve the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board. As of the date of this proxy statement, according to the Schedule 13D amendment that Todd W. Herrick filed on September 29, 2008, the Herrick Foundation and related persons and entities own approximately 33% of the outstanding shares of Class B Common Stock. We anticipate that the Herrick Foundation and its affiliates will cause all of their shares of Class B Common Stock to be voted in favor of the Herrick Foundation proposal. Shares not voted for any reason, including abstentions, will have the same effect as votes against the Herrick Foundation proposal. There will be no “broker non-votes” at this meeting. More information, including information on the vote required to elect replacement directors if Dr. Banks and Mr. Risley are removed, is provided in the section entitled “Vote Required for Approval.”

Q:	If I am a holder of shares of Class B Common Stock, what do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please respond by signing and dating the enclosed GOLD proxy card and returning it in the enclosed postage-paid envelope, or cast your vote toll-free by telephone or online over the Internet as described on the proxy card. Please return your GOLD proxy card or otherwise cast your vote as soon as possible so that we may vote your shares at the special meeting.

Q:	What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A:	If you sign and return a GOLD proxy card and do not indicate your voting preference, we will count your proxy as a vote against the Herrick Foundation proposal. If you fail to respond, or if you respond and abstain from voting, the effect on the Herrick Foundation proposal will be the same as if you had voted against it.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can change your vote by revoking your proxy or by submitting a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the company’s secretary before the special meeting. You may obtain a new proxy card by contacting Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 (Shareholders call toll free at (866) 203-1198). If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. In addition, if you are a holder of record, you can change your vote by attending the special meeting and voting in person, which will revoke any proxy you may have delivered.

Again, we urge you not to sign any WHITE proxy cards sent to you by or on behalf of the Herrick Foundation. If you have previously signed a proxy card sent by the Herrick Foundation, you can revoke it by voting the enclosed GOLD proxy card today.

Q:	Can I change my vote after I have cast it by telephone or over the Internet?

A:	Yes. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, following the instructions on your proxy card, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:	What should I do if I receive more than one set of voting materials?

A:	If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the meeting.

Q:	How will proxies for the special meeting be solicited?

A:	Proxies may be solicited, without additional compensation, by directors, officers or employees of Tecumseh Products Company by mail, telephone, telegram, email, or in person. Appendix I to this proxy statement sets forth information about the directors and other individuals who, under rules promulgated by the Securities and Exchange Commission, are “participants” in our solicitation of proxies in connection with the special meeting. In addition, we have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, to assist in soliciting proxies.

Q:	Whom should I call if I have questions?

A:	If you have questions about the Herrick Foundation proposal or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Shareholders call toll-free: (866) 203-1198
Attn: Donna Ackerly, Senior Managing Director
Banks and brokers call: (212) 440-9800

or

Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Attn: Lynn Dennison, Secretary
Telephone: (734) 585-9485

THE HERRICK FOUNDATION PROPOSAL

The Proposal

At the special meeting, holders of record of Class B Common Stock will consider the Herrick Foundation’s proposal to remove two of the company’s independent directors — Dr. Banks and Mr. Risley — from the board of directors without cause and to fill the vacancies, if any, that may be created with two individuals — Terence C. Seikel and Zachary E. Savas — nominated by the Herrick Foundation.

More information regarding Dr. Banks and Mr. Risley is provided in the section entitled “The Board of Directors.”

For the reasons set forth in this proxy statement, we believe that removing Dr. Banks and Mr. Risley is not in the best interests of the company and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS (WITH KENT B. HERRICK AND STEVEN J. LEBOWSKI — BOTH OF WHOM WERE SELECTED TO SERVE ON THE BOARD BY THE HERRICK FOUNDATION AND ITS AFFILIATES — DISSENTING) THAT YOU VOTE “AGAINST” THE HERRICK FOUNDATION PROPOSAL TO REMOVE DR. BANKS AND MR. RISLEY FROM THE BOARD OF DIRECTORS.

Vote Required

Only holders of record of Class B Common Stock are entitled to vote on the Herrick Foundation proposal. The affirmative votes of the holders of a majority of the outstanding shares of Class B Common Stock are required to approve such proposal. As of the date of this proxy statement, according to the Schedule 13D amendment that Todd W. Herrick filed on September 29, 2008, the Herrick Foundation and its affiliates own approximately 33% of the outstanding shares of Class B Common Stock. We anticipate that the Herrick Foundation and its affiliates will cause all of their shares of Class B Common Stock to be voted in favor of the Herrick Foundation removal proposal. Shares not voted for any reason, including abstentions, will have the same effect as votes against the Herrick Foundation proposal. There will be no “broker non-votes” at this meeting. More information is provided in the section entitled “Vote Required for Approval.”

If shareholders vote to remove either or both of Dr. Banks and Mr. Risley, we will conduct an election at the special meeting to fill the vacancy or vacancies. The only nominees will be the two individuals selected by the Herrick Foundation. Directors are elected by plurality vote, which means that if there is only one vacancy to be filled, the Herrick Foundation nominee receiving the highest number of votes will be elected, and if there are two vacancies, both Herrick Foundation nominees will be elected.

Background of the Proposal

In early 2007, the company’s then-current board of directors, after careful consideration and extensive deliberations, determined that it had to replace the company’s President and Chief Executive Officer, Todd W. Herrick, and remove Kent B. Herrick from his senior management position with the company. The board of directors determined that in order to preserve, and to try and restore, shareholder value and confidence, a change in management was necessary. Shortly thereafter, the board removed Todd W. Herrick as Chairman of the Board and appointed Mr. Risley to replace him. (Dr. Banks and Mr. Risley, the two directors the Herrick Foundation proposal seeks to remove, are the only two current directors who also served on the board at the time it terminated Todd and Kent Herrick from management.) Thereafter, the board of directors installed new leadership, including a new acting President and Chief Operating Officer and began to search for new permanent leadership.

On March 6, 2007, the Herrick Foundation and Todd W. Herrick commenced a lawsuit in the Circuit Court of Lenawee County, Michigan against the company and three of the company’s directors (Dr. Banks, Mr. A. Koch and Mr. Risley) seeking to overturn the resolution passed by the board of directors on February 28, 2007, which increased the size of the board of directors to seven directors. The basis of the claim was that the resolution increasing the size of the board was an improper use of the corporate franchise to disenfranchise shareholders of the right to elect members of the board of directors.

On March 15, 2007, the company commenced a lawsuit in federal court against the Herrick Foundation, two Herrick family trusts, Todd W. Herrick and certain other individuals, requesting that the court suspend the voting rights attached to the shares held by those individuals and entities. In the lawsuit, the company claimed that the Herrick Foundation and its related parties formed a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, thereby triggering the Class A Protection Provision, which would prohibit the Herrick Foundation and its related parties from exercising the voting rights of their Class B Common Stock.

On April 2, 2007, a settlement and release agreement was executed by the company, the three directors named in the Herrick’s lawsuit, Todd W. Herrick, the Herrick Foundation, the Herrick family trusts and certain other persons associated with the Herrick Foundation and the Herrick family trusts, including Kent B. Herrick. Among other things, the settlement and release agreement provided for the resignations of Todd W. Herrick and Albert A. Koch from the board of directors, the appointment to the board of directors of Kent B. Herrick and one other director selected by the Herrick Foundation and its affiliates, the nomination of Dr. Banks and Mr. Risley as candidates for reelection to the board of directors and the initiation of a director search for two other independent directors and of an executive search for a new chief executive officer, who would also serve on the board of directors as its Chairman. The settlement and release agreement also obligated all the parties to the agreement to vote in favor of the directors identified in, or selected pursuant to, the settlement and release agreement at the company’s 2007 and 2008 annual meetings of shareholders.

On April 10, 2007, pursuant to the settlement and release agreement, Todd W. Herrick resigned from the board of directors, and the board appointed Kent B. Herrick to the board of directors to fill the vacancy created by Todd W. Herrick’s resignation. On August 13, 2007, Steven J. Lebowski, the designee of Herrick family interests under the settlement and release agreement, became a director of the company. On the same day, William E. Aziz and Jeffry N. Quinn became directors after being selected pursuant to the processes set forth in the settlement and release agreement, and Edwin L. Buker became Chief Executive Officer and a director, also pursuant to the settlement and release agreement. Mr. Buker was subsequently elected as Chairman of the board.

In early 2008, representatives of the Herrick Foundation approached representatives of the company regarding a potential transaction involving the Herrick Foundation’s shares in the company. In response, the board authorized its legal and financial advisors to engage in discussions with the Herrick Foundation’s advisors about a possible purchase or redemption of the Herrick Foundation’s shares of Class B Common Stock or another transaction involving the Herrick Foundation’s shares of Class B Common Stock. After several discussions regarding potential transactions, the Herrick Foundation’s advisors informed the company that it was not interested in pursuing such a transaction.

On March 10, 2008, the Herrick Foundation sent a letter to the board, requesting that, among other things, the board (i) seek a sale of the company, (ii) make a recommendation to shareholders to vote to remove the Class A Protection Provision at the 2008 annual meeting and (iii) redeem the Class A and B Shareholder Rights Plans. The March 10 letter also stated that the Herrick Foundation intended to seek buyers for its shares of Class B Common Stock and the company.

The next day, Mr. Buker, on behalf of the board, responded to the Herrick Foundation in writing and explained that the board would consider each of the Herrick Foundation’s requests consistent with the directors’ fiduciary duties. Mr. Buker also advised the Herrick Foundation that it was not authorized to seek a sale of the company.

Because of Kent B. Herrick’s position as one of three trustees of the Herrick Foundation, the company’s board of directors determined that Kent B. Herrick should not participate in discussions regarding the Herrick Foundation’s requests. Therefore, the board determined that the Governance and Nominating Committee, which was comprised solely of independent directors, should consider the Herrick Foundation’s request and make a recommendation to the full board.

Over the next several months, the Governance and Nominating Committee carefully considered the Herrick Foundation’s requests, as well as all strategic alternatives available to the company. In the course of its deliberations, the committee met with the company’s senior management team and the company’s outside legal and financial advisors and regularly updated the full board, as appropriate, given Kent B. Herrick’s conflict of interest.

After extensive review and deliberation, the committee determined that, in light of, among other things, the state of the mergers and acquisitions and credit markets generally, the interest of potential bidders in exploring an acquisition of the company at that time and the fact that the company was in the early stages of executing on its business plan (which, the board believed, would substantially improve the company’s business, operations and financial outlook), pursuing a sale of the company at that time was not in the best interests of the company.

The committee also considered other potential strategic alternatives, including a cash dividend, a share repurchase or strategic acquisition or joint venture, and concluded that we should not pursue them at that time. However, the committee also concluded that it would continue to consider, from time-to-time, whether any of these strategic alternatives would be appropriate to explore further in light of changes in the market, the interest of potential buyers and the status of the execution of management’s business plan, as well as the financial and operational performance of the company.

As a result of its review of strategic alternatives, together with information that we were receiving from some of the company’s larger shareholders, the committee determined that we should pursue, as soon as reasonably practicable, a recapitalization of the company that would result in the elimination of the company’s dual-class share structure. The Governance and Nominating Committee also determined, after extensive deliberations, that it would not be in the best interests of the company’s shareholders to redeem the shareholder rights plans and eliminate the Class A Protection Provision from the company’s articles of incorporation at that time, because they served to protect all of the company’s shareholders. Without the shareholder rights plans and the Class A Protection Provision, the Herrick Foundation and its affiliates, given their voting power, could agree to or engage in a transaction that might be in their best interests (for example, by enabling them to obtain a control premium), but not be in the best interests of other shareholders or the company.

The committee made these recommendations to the full board, which (except for Kent B. Herrick) adopted the committee’s recommendations. In particular, the board of directors determined that the recapitalization was in the best interests of the company and its shareholders and that the company should pursue the recapitalization as quickly as reasonably practicable. (More information on the current board’s proposed recapitalization, including the reasons supporting the board’s decision, is provided in the section entitled “Our Planned Recapitalization.”)

On June 13, 2008, the Herrick Foundation brought a lawsuit against the company, in Lenawee County, Michigan Circuit Court, seeking to invalidate a bylaw amendment adopted by the board of directors on April 4, 2008. The bylaw amendment changed from 50% to 75% the minimum number of voting shares required for shareholders to call a special meeting of shareholders. The board of directors, on the recommendation of the Governance and Nominating Committee, adopted this lawful change in order to preserve the possibility that holders of a significant number of shares of Class B Common Stock could call such a meeting without exposing the company and its shareholders to the calling of such a meeting by only the Herrick Foundation and a few other shareholders, thereby not representing the will of the majority of those economic interests in the company. The Herrick Foundation also requested that the court order the company to call a special meeting of shareholders for the purpose of acting on a proposal of the Herrick Foundation to remove two of the company’s independent directors — Mr. Risley and Dr. Banks — without cause and replace them with candidates nominated by the Herrick Foundation. In an agreement incorporated into an order entered by the court on August 11, 2008, we agreed to call this special meeting of shareholders to consider and vote on the Herrick Foundation proposal to remove either or both of Dr. Banks and Mr. Risley from the board of directors without cause and, if removed, to replace them with individuals properly nominated and elected at the special meeting. The action has been stayed until after the special meeting.

At the board of directors’ direction, the Governance and Nominating Committee carefully considered the Herrick Foundation’s proposal to remove either or both of Dr. Banks and Mr. Risley and to replace each of them with individuals selected by the Herrick Foundation and its affiliates. The committee determined, after careful review and deliberation that, based on, among other things, the reasons set forth in this proxy statement, it would not be in the best interests of the company and its shareholders to remove either or both of Dr. Banks or Mr. Risley and replace them with individuals selected by the Herrick Foundation and its affiliates. The committee also determined, after meetings with the company’s senior management and advisors, that the company should continue executing on its business plan, which had previously been reviewed with and approved by the board of directors, and should implement the recapitalization as soon as practicable, which the committee and the full board determined was in the shareholders’ best interests. The company’s board of directors (with directors Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and/or its affiliates — dissenting) voted to recommend to shareholders that they vote against the Herrick Foundation proposal.

Our Planned Recapitalization

After considering all strategic alternatives reasonably available to the company, as well as input from the company’s financial and legal advisors and some of the company’s larger shareholders, and after extensive deliberations, the board of directors determined that the company should pursue a recapitalization as soon as reasonably practicable. In the recapitalization planned by the board of directors, each share of the company’s Class A Common Stock would be converted into one share of Class B Common Stock. The recapitalization will align shareholders’ economic and voting interests and eliminate the company’s current dual class capital structure. The current board’s planned recapitalization will result in the company having a single class of stock with one vote per share and remove the Herricks’ or any other shareholder’s ability to wield voting power disproportionate to that shareholder’s economic interests in the company.

Reasons for the Board’s Recommendation

For the reasons set forth below, among others, the board of directors recommends (with Kent B. Herrick and Steven J. Lebowski — both of whom were selected to serve on the board by the Herrick Foundation and its affiliates — dissenting) that you vote “AGAINST” the Herrick Foundation proposal to remove Dr. Banks and Mr. Risley from the board of directors.

We believe that the Herrick Foundation and its affiliates are attempting to take control of Tecumseh Products Company by removing two of the company’s independent directors and replacing them with the Herrick Foundation’s nominees. If successful, the Herrick Foundation and its affiliates will have selected four of the company’s seven directors.

In our view, no shareholder owning less than a majority economic interest in the company (which includes the Herrick Foundation, which, with its affiliates, owns less than a 10% economic position in the company) should be permitted to control the company by designating a majority of the directors. Kent B. Herrick and Steven J. Lebowski are currently directors on the board and were selected by the Herrick Foundation and its affiliates. If the Herrick Foundation is successful in removing Dr. Banks and Mr. Risley and replacing them with two more of its own nominees, the Herrick Foundation and its affiliates will have selected a majority of the board of directors (four of seven directors). Having selected two of seven directors currently serving on the board of directors, we believe that the Herrick Foundation and its affiliates already are in a position to meaningfully influence the company’s strategy and direction. If Dr. Banks and Mr. Risley are removed and the Herrick Foundation nominees are elected to fill the vacancies, a majority of the company’s board of directors will be comprised of directors who owe their positions to the Herrick Foundation and its affiliates.

We believe that the Herrick Foundation proposal is an attempt to remove and replace without cause directors who are acting in the best interests of Tecumseh Products Company shareholders.

We believe that the current board, including Dr. Banks and Mr. Risley, has a strong track record of acting in the best interests of the company’s shareholders as a whole. The board is predominantly composed of independent and disinterested directors who take their duties seriously and are committed to enhancing value for all of the company’s shareholders. We also believe that the current board (in particular, Dr. Banks and Mr. Risley) has the experience and institutional knowledge necessary to assist the company’s management team in executing its business plan, which, we believe, will enhance shareholder value. Replacing two of the company’s independent directors, at this time, will be disruptive and, we believe, will adversely impact the company’s ability to continue to successfully execute on management’s business plan.

The current board has approved a business plan aimed at improving profitability, reducing costs and focusing on higher-margin products that leverage the company’s core competencies and has been actively working with a new management team to execute on this business plan. As part of this plan, under the direction of the board, we have sold off non-core and non-performing assets, greatly reduced debt and strengthened the company’s balance sheet. We believe that these efforts have moved us toward the objective of becoming a global company with best in class operations, processes and governance structure and already have led to a dramatic improvement in the company’s business fundamentals.

If shareholders defeat the Herrick Foundation proposal, the current board of directors expect to continue implementing the business plan the new management team has put in place, which Kent B. Herrick opposes, and we intend to implement the recapitalization described above, which Kent B. Herrick also opposes, as soon as reasonably practicable. The current board of directors, through an independent committee, recently has considered, at the request of the Herrick Foundation, all strategic alternatives available to the company, including a potential sale of the company, a cash dividend, a share repurchase and a recapitalization. After careful deliberation, including with the company’s senior management team and its outside advisors, the committee determined that, at that time, it was not in the best interests of the company and its shareholders to pursue any of those strategic alternatives, other than a recapitalization. The board of directors (other than Kent B. Herrick) agreed. The board of directors will continue to regularly evaluate all available strategic alternatives.

We believe that the individuals nominated by the Herrick Foundation will have an obvious conflict of interest and will not be in a position to act in the best interests of the company’s shareholders, other than the Herrick Foundation and its affiliates.

A vote in favor of the Herrick Foundation proposal would be a vote to replace two of the company’s duly-elected, independent directors with individuals selected by the Herrick Foundation, who, together with Herrick family designees currently on the board, would comprise a majority of the board. The individuals nominated by the Herrick Foundation have not been reviewed by the Governance and Nominating Committee and have not been vetted through the company’s standard process for identifying and nominating potential directors. The Herrick Foundation would like you to believe that the individuals that it has selected, if elected, would be able to oversee the company’s business and pursue the best interests of the company’s shareholders free from any conflicts of interest. The current board believes that the Herrick Foundation nominees have been selected by Herrick Foundation not to protect the interests of all shareholders but to pursue the interests of the Herrick Foundation and related entities.

THE BOARD OF DIRECTORS

Set forth below is information about the existing members of the board of directors, including the names and ages of directors, the year in which each first became a director and the business experience of each such director. These directors were elected by the company’s shareholders at the 2008 annual meeting. The Herrick Foundation proposal seeks to remove Peter M. Banks and David M. Risley from the board of directors and to replace them with nominees of the Herrick Foundation. Information regarding the Herrick Foundation nominees will be provided to you in the Herrick Foundation’s proxy statement.

Name of Director	Age	Position	Director Since

Edwin L. Buker	55	Chairman of the Board of Directors, President and Chief Executive	2007
Peter M. Banks	71	Director	1991
David M. Risley	63	Lead Director	2003
Kent B. Herrick	39	Director	2007
William E. Aziz	52	Director	2007
Steven J. Lebowski	56	Director	2007
Jeffry N. Quinn	49	Director	2007

•	Edwin L. Buker has served as the company’s President and Chief Executive Officer since August 2007 and has served as the company’s Chairman of the Board of Directors since February 2008. From 2002 to August 2007, Mr. Buker served as the President and Chief Executive Officer of Citation Corporation, a supplier of metal components. Prior to 2002, Mr. Buker served as Vice President and General Manager of the Chassis Systems Division at Visteon Automotive. He also served as President of Electrical Systems of The Americas for United Technologies Automotive. Mr. Buker serves on the Pension and Investment Committee.

•	Peter M. Banks has served as a director since 1991. He is currently a senior partner of Astrolabe Ventures of Palo Alto, California. He has been an independent business consultant since 2005, while simultaneously serving as the General Partner of Red Planet Capital Partners, a private investment firm. From 2004 to 2005, Dr. Banks was the President of Institute for the Future, a non-profit technology forecasting and research organization. Prior to 2004, Dr. Banks was a Partner at XR Ventures, L.L.C., an internet infrastructure investment company. Dr. Banks is a former Dean of Engineering at the University of Michigan and a former Physics Professor at Stanford. Dr. Banks is Chairman of the Pension and Investment Committee and also serves on the Audit Committee.

•	David M. Risley has served as a director since 2003. Mr. Risley served as the Senior Vice President and Chief Financial Officer of La-Z-Boy Incorporated, a residential furniture provider, until his retirement in 2006. Mr. Risley is Chairman of the Audit Committee. He also serves on the Governance and Nominating Committee and the Compensation Committee.

•	Kent B. Herrick joined the board in 2007, pursuant to the settlement and release agreement described under “The Herrick Foundation Proposal — Background of the Proposal.” He is currently a member of the board of trustees of the Herrick Foundation and a paid employee of the Herrick Foundation. Until he was removed by the board of directors in 2007, he had served as the company’s Vice President of Global Business Development from 2006 to 2007 and Executive Vice President in the Office of the Chairman from 2005 to 2007. Between 2002 and 2004, Mr. Herrick served as the company’s Corporate Vice President. Mr. Herrick serves on the Pension and Investment Committee.

•	William E. Aziz has served as a director since 2007. Mr. Aziz is a Chartered Accountant (Canada) and is currently the Chief Restructuring Officer of Hollinger Inc. He is a director of Canada Bread Company Limited (Chair of the Audit Committee) and Tanren Group. He has completed the Institute of Corporate Directors Governance College. He has previously been a director of Sun-Times Media Group, Inc. (NYSE), Doman Industries Limited (TSE) and Algoma Steel Inc. (TSE), among other public and private companies. He is the President of BlueTree Advisors Inc., a private advisory firm focused on restructuring and improving performance of client companies. BlueTree provides management services in connection with business recoveries, strategic planning and organizational development. Mr. Aziz is Chairman of the Governance and Nominating Committee. He also serves on the Audit Committee.

•	Steven J. Lebowski joined the board in 2007, pursuant to the settlement and release agreement described under “The Herrick Foundation Proposal — Background of the Proposal.” He is both an attorney and certified public accountant and has been President and sole owner of Steven J. Lebowski PC since 1983. Since 1990, he also has been the Vice President and part owner of Architectural Door and Millworks, a wholesale distributor of doors. Mr. Lebowski serves on the Audit and Compensation Committees.

•	Jeffry N. Quinn has served as a director since 2007. Since 2004, he has been the Chairman of the Board, President and Chief Executive Officer of Solutia Inc., a specialty chemical and materials company with $4 billion in annual revenue. Mr. Quinn led Solutia through a successful restructuring under Chapter 11 of the U.S. Bankruptcy Code. Solutia emerged from bankruptcy in February 2008. Prior to that time, Mr. Quinn served as Chief Restructuring Officer of Solutia Inc. from 2003 to 2004. Mr. Quinn was an executive officer of Solutia Inc. at the time it filed for Chapter 11 protection late in 2003 having been hired in 2003 to lead the company’s restructuring effort. Prior to joining Solutia, Mr. Quinn was an executive officer at Arch Coal Inc., the nation’s largest coal producer, and Premcor Inc., which is one of the nation’s largest independent oil refiners. Mr. Quinn is Chairman of the Compensation Committee and also serves on the Governance and Nominating Committee.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The board of directors oversees the overall performance of the company on your behalf. Members of the board stay informed of the company’s business through discussion with the Chief Executive Officer and other members of the executive team, by reviewing materials provided by them, and by participating in regularly scheduled board and committee meetings.

The board of directors is elected by the shareholders to oversee the business and affairs of the company. The board selects the senior management team, which is charged with conducting the company’s business. Having selected the senior management team, the board acts as an advisor to senior management and monitors their performance. The board reviews the company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the company’s compliance efforts.

Corporate Governance Guidelines

We are committed to sound corporate governance principles as such principles are essential to the company’s reputation and to the ethical conduct of the company’s business and its relationship with others. The board of directors has adopted and adhered to corporate governance guidelines that we believe maximize shareholder value in a manner consistent with the highest standards of integrity. We continually review and update the company’s governance practices based on the standards of The NASDAQ Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.

Several of the company’s significant corporate governance practices include:

•	The board has determined that a substantial majority of the directors shall be independent.

•	The Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors.

•	The board has determined that the company’s directors shall serve on a limited number of public company boards (subject to specific board approval).

•	The board will have at least six regularly scheduled meetings per year and hold additional special meetings as necessary.

A copy of the company’s corporate governance guidelines is available at the “Investor Relations” section of the company’s website at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporation of such information by reference into, this proxy statement.

Board Independence

We determine director independence by applying the definition of independence contained in the applicable rules of The NASDAQ Market LLC, both for purposes of NASDAQ’s rule requiring that a majority of the board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee (and the former combined Governance, Compensation and Nominating Committee) to be made up entirely of independent directors. Applying that definition, the board determined as follows:

•	Peter M. Banks and David M. Risley are independent directors and were independent directors throughout 2007 and 2008. William E. Aziz, Steven J. Lebowski and Jeffry N. Quinn, all of whom joined the board during 2007, are all independent directors.

•	Neither Edwin L. Buker nor Kent B. Herrick, both of whom joined the board during 2007, is an independent director.

◦	Mr. Buker is the company’s Chief Executive Officer and President.

◦	Mr. Herrick is a member of the board of trustees and a paid employee of the Herrick Foundation. Subsequent to his removal from all management positions of the company, he was appointed to the board pursuant to the settlement and release agreement discussed under the section entitled “The Herrick Foundation Proposal — Background of the Proposal.”

There were no transactions, relationships or arrangements that were considered by the board under the NASDAQ independence definition in determining the independence of the directors identified above as independent.

All directors who are or at any time during 2007 or 2008 were members of the Audit Committee or the Governance, Compensation and Nominating Committee (or the separate Compensation Committee and Governance and Nominating Committee that replaced it late in 2007) were independent throughout their respective periods of service on those committees.

Board and Committee Meetings; Annual Meeting Attendance

We held 31 board meetings during 2007. The Audit Committee met 12 times, and the Governance, Compensation and Nominating Committee met eight times. Late in 2007, we replaced the Governance, Compensation and Nominating Committee with a separate Compensation Committee, which met once during 2007, and a Governance and Nominating Committee, which did not meet.

As of October 20, 2008 we have held 18 board meetings, nine Audit Committee meetings, five Compensation Committee meetings, and 13 Governance and Nominating Committee meetings. Each incumbent director attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during the period that the director so served in 2007 and as of October 20, 2008, in 2008.

We encourage the directors to attend the annual meetings of shareholders. All of the directors who held office at that time attended the 2008 annual meeting.

Communications with the Board of Directors

Shareholders may send communications to the board of directors by mailing them to:

Board of Directors
c/o General Counsel & Secretary
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

The General Counsel & Secretary will review each communication and, after consulting with the Chairman if she thinks it advisable, will forward the communication to the person he or she deems appropriate to deal with it. He or she also will provide a copy of each communication to the Lead Director.

Transactions with Related Persons

The board of directors recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. The company’s Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in the company’s public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the board.

Payments to AP Services, LLC

During 2007, we paid approximately $8,120,000 to AP Services, LLC, a subsidiary of AlixPartners, LLP, for interim management services provided by AP Services’ personnel, including the services of its employee, James J. Bonsall, who served as the company’s President and Chief Operating Officer for part of 2007. Both Mr. Bonsall and Mr. Koch, who was a director during a portion of 2007, are partners in AlixPartners and thus indirect equity owners in AP Services. Their combined ownership in AP Services amounts to less than 10% of its total equity.

Settlement of Corporate Governance Disputes

As discussed in the section entitled “The Herrick Foundation Proposal-Background of the Proposal,” in 2007 we entered into a settlement and release agreement. Each of Todd W. Herrick, Toni L. Herrick and the Herrick Foundation was at that time and still is a beneficial owner of more than 5% of the outstanding Class B Common Stock. Kent B. Herrick joined the board as provided for in the agreement and continues to serve as a director. At the time the agreement was signed, Peter M. Banks, Albert A. Koch and David M. Risley were members of the board; Mr. Koch later resigned, and Dr. Banks and Mr. Risley continue to serve. Under the agreement, among other things:

•	We paid Kent B. Herrick a lump sum severance payment in the amount of $120,000, which was equal to one year’s salary at the rate in effect when he was terminated from his position with the company on January 19, 2007.

•	We reimbursed Todd W. Herrick, Kent B. Herrick, Toni L. Herrick and the Herrick Foundation for legal expenses incurred in connection with the lawsuits, the settlement agreement, and related matters in the amount of $300,000.

More information about the payment of legal expenses incurred by Dr. Banks, Mr. Koch, and Mr. Risley in connection with these matters is provided in the section entitled “Compensation Committee Interlocks and Insider Participation.”

All of the interested party transactions described above were approved by majority vote of the board and by unanimous vote of the disinterested directors. There were no continuing payments made by the company on any of the foregoing matters in 2008.

Committees of the Board

The board of directors has four standing committees: an Audit Committee, a Governance and Nominating Committee, a Pension and Investment Committee and a Compensation Committee. The board has adopted, and may amend from time to time, a written charter for each of these committees.

Audit Committee

The Audit Committee assists the board of directors with its oversight of (a) management’s conduct of the company’s financial reporting process; (b) the integrity of the company’s financial statements; (c) the company’s compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002; (d) the independence and qualifications of the outside auditor; and (e) the performance of the company’s internal audit function and outside auditor.

Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the board. The Audit Committee is currently comprised of four directors. In 2007, the Audit Committee met 12 times. Mr. Risley and Dr. Banks served on the Audit Committee for the duration of the year. Mr. Kevin E. Sheehan was a member from February 2007 until August 2007, when Messrs. Aziz and Lebowski joined the committee. This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The NASDAQ Market LLC and the Company’s Corporate Governance Guidelines. The board of directors has also determined that the Chairman of the committee, Mr. Risley, is an “audit committee financial expert” as defined in the Securities and Exchange Commission rules.

A current copy of the Audit Committee’s charter can be accessed via the “Investor Relations” section of the company’s website, available at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporation of such information by reference into, this proxy statement.

We will provide an Audit Committee Report in the next annual meeting proxy statement, in accordance with applicable proxy rules.

Governance and Nominating Committee

Beginning on December 17, 2007, the combined Governance, Compensation, and Nominating Committee was replaced by a Compensation Committee and a Governance and Nominating Committee. The Governance and Nominating Committee, which is comprised of Mr. Aziz, Mr. Risley and Mr. Quinn, did not meet during the 2007 fiscal year; however, the old Governance, Compensation and Nominating Committee met eight times during the 2007 fiscal year.

Under the terms of its charter, the mission of the Governance and Nominating Committee is to assist the board in conducting the business successfully in order to maximize long-term benefits to shareholders, including optimizing long-term financial success. A copy of the charter of the Governance and Nominating Committee can be accessed via the “Investor Relations” section of the company’s website located at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporation of such information by reference into, this proxy statement.

One function of the Governance and Nominating Committee is to make recommendations on nominations for the board of directors. Although the committee’s charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the board, the committee annually reviews with the board of directors the appropriate skills and characteristics required of directors in the context of the then current composition and needs of the board of directors as well as the circumstances of the company, including issues of diversity, independence, experience and skills, in order to recommend suitable candidates.

During 2007, the committee (then the Governance, Compensation and Nominating Committee) engaged Boardroom Consultants, Inc. to assist the committee in identifying and evaluating potential director candidates. The committee also engaged Korn/Ferry International during 2007 to assist it in identifying and evaluating candidates for the position of Chief Executive Officer with the understanding that the company’s new Chief Executive Officer would become a director. The committee identifies potential nominees through recommendations made by executive officers, non-management directors, Boardroom Consultants, Inc. and shareholders and evaluates candidates based on their resumes and through references and personal interviews.

The committee will consider shareholder recommendations for directors (other than self-nominations). The committee evaluates nominees suggested by shareholders in the same manner it evaluates other nominees. In order to be considered by the committee as a board nominee at next year’s Annual Meeting, all shareholder suggestions must be received before December 31, 2008. Any shareholder who wishes to make a suggestion should submit it in writing to:

Governance and Nominating Committee
c/o General Counsel & Secretary
1136 Oak Valley Drive
Ann Arbor, Michigan 48108

Compensation Committee

Beginning on December 17, 2007, the combined Governance, Compensation, and Nominating Committee was replaced by a Compensation Committee and a Governance and Nominating Committee. The Compensation Committee met once during the 2007 fiscal year; however, the old Governance, Compensation and Nominating Committee met eight times during the 2007 fiscal year.

Under the terms of its charter, the purpose of the Compensation Committee is to assist the board of directors in its oversight of the company’s compensation policies and procedures. A current copy of the company’s Compensation Committee Charter can be accessed via the “Investor Relations” section of the company’s website, located at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporation of such information by reference into, this proxy statement.

The Compensation Committee has the authority to fix the salaries of the Chief Executive Officer (subject to the approval of the board of directors) and the other executive officers, as well as to administer executive officer and director compensation plans. It also has the authority to make recommendations to the full board about programs for compensating executives and directors. In furtherance of its purposes, the committee may form, and delegate any of its responsibilities to, a subcommittee, so long as such subcommittee is solely comprised of one or more members of the committee, and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the Securities and Exchange Commission and The NASDAQ Market LLC.

In determining the salaries of the executives other than the Chief Executive Officer, the committee considers recommendations made by the Chief Executive Officer. Additionally, beginning in the 2007 fiscal year, the committee has engaged Lyons, Benenson & Company Inc. to provide advice and counsel to the Compensation Committee and the board on all aspects of executive and non-employee director compensation, including providing survey data, analyzing data, and assisting in the design of various elements of the compensation program. Lyons, Benenson & Company Inc. also reviews and makes recommendations on the Compensation Committee’s charter, policies, and practices. Its fees are authorized by the Compensation Committee without input from management. Lyons, Benenson & Company Inc. is responsible to the committee and conducts all of its work under the auspices of the Compensation Committee. It performs no other work for us.

Compensation Committee Interlocks and Insider Participation

At the beginning of 2007, the Governance, Compensation, and Nominating Committee consisted of Peter M. Banks, David M. Risley, and Kevin E. Sheehan. In August 2007, Mr. Sheehan resigned from the board, and Jeffry N. Quinn became a committee member. When the board established the separate Compensation Committee in December 2007, it appointed Jeffry N. Quinn (Chairman), David M. Risley and Steven J. Lebowski, as the new committee’s members.

No one who served on the Governance, Compensation, and Nominating Committee in 2007 or the Compensation Committee and Governance and Nominating Committee during 2008 is or ever has been an officer or employee of Tecumseh Products Company or any of its subsidiaries.

During 2007, in connection with the corporate governance disputes and related settlement and release agreement described above under “Related Party Transactions,” we paid approximately $263,000 in legal expenses incurred by Dr. Banks, Mr. Koch, and Mr. Risley.

Code of Conduct

We have adopted the Tecumseh Products Company Corporate Policy, which is a code of conduct that applies to all of the company’s directors, officers and employees. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through the company’s web site as part of, or incorporation of such information by reference into, this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of the company’s equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2007 filing requirements were met. During 2008, due to a clerical oversight, each of the company’s six non-employee directors (Messrs. Aziz, Banks, Herrick, Lebowski, Quinn and Risley) filed one late Form 4, each reporting one transaction — a grant of deferred stock units effective January 1, 2008 under the company’s Outside Directors’ Deferred Stock Unit Plan. Also during 2008, Dr. Banks filed one additional late Form 4 reporting one transaction. We do not know of any other late filings or any failure to file for 2008.

STOCK OWNERSHIP

This table shows the Class B shares held by persons or groups we know to be beneficial owners of more than 5% of the class. We obtained all of the information in the table from Schedules 13D and 13G filed with the Securities and Exchange Commission, unless otherwise indicated. The information set forth below is as of October 8, 2008, unless otherwise indicated.

5% Class B Shareholders

	Amount and Nature of Beneficial Ownership
	Sole	Sole	Shared	Shared		Percent
	Voting	Investment	Voting	Investment		of
	Power	Power	Power	Power	Total	Class

Todd W. Herrick(1)	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%
3970 Peninsula Drive Petoskey, MI 49770
Herrick Foundation	769,426	769,426			769,426	15.2%
c/o Michael Indenbaum 2290 First National Bldg. 660 Woodward Ave. Detroit, MI 48226
Toni L. Herrick(2)			888,113	888,113	888,113	17.5%
7028 Foxmoor Court E P.O. Box 19555 Kalamazoo, MI 49009
Donald Smith & Co., Inc.	445,834	500,196			500,196	9.9%
152 W. 57th St. New York, NY 10019
Tricap Partners II L.P.(3)	500,000	500,000			500,000	9.8%
BCE Place, Suite 300, 181 Bay Street P.O. Box 762 Toronto, Ont. M5J 2T3
Aegis Financial Corporation(4)	472,576	472,576			472,576	9.3%
1100 North Glebe Road Suite 1040 Arlington, VA 22201
TowerView LLC(5)	335,561	335,561			335,561	6.6%
500 Park Avenue New York, NY 10022
Franklin Resources, Inc.(6)	322,799	322,799			322,799	6.4%
One Franklin Parkway San Mateo, CA 94403

(1)	Todd W. Herrick is one of three members of the board of trustees of the Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of four trustees of family trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni M. Herrick, Michael A. Indenbaum and National City Bank. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by the Herrick Foundation and (ii) 888,113 shares owned by the Herrick family trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni M. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on September 29, 2008.

(2)	The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on September 29, 2008.

(3)	According to the Schedule 13D amendment Todd W. Herrick filed on September 29, 2008, Tricap Partners II L.P. purchased 500,000 shares from the Herrick Foundation on September 25, 2008 by exercising an option it held. Tricap Partners II L.P. has not amended the Schedule 13G it filed on February 8, 2007 to report its acquisition of the option or any other subsequent acquisitions or dispositions.

(4)	The information regarding the holdings of Aegis Financial Corporation comes from a Form 13F-HR filed by Aegis Financial Corporation on August 14, 2008. An earlier Schedule 13G, filed February 14, 2008 by Aegis Financial Corporation (a joint filing with William S. Berno, and Scott L. Barbee, each of whom reported having shared voting and investment power over the shares shown in the table), lists Aegis Financial Corporation as holding 494,976 Class B securities, or 9.7% of the Class. In that Schedule 13G filing, Mr. Barbee also reported having sole voting and investment power over an additional 2,600 shares.

(5)	The information in the Schedule 13G filed by TowerView LLC is as of August 7, 2008.

(6)	The Schedule 13G filed by Franklin Resources, Inc. was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC.

Management’s Beneficial Ownership

The table below shows the Class A and Class B shares beneficially owned by each of the company’s current directors, each current and former executive officer named in the Summary Compensation Table in the proxy statement for the company’s 2008 annual meeting of shareholders, and all current directors and executive officers as a group. The information set forth below is as of October 8, 2008, unless otherwise indicated.

Shares Beneficially Owned as of October 8, 2008
Sole Voting
	Class of	and	Shared Voting
	Common	Investment	and Investment
	Stock	Power	Power	Total	Percentage

Edwin L. Buker	Class B	8,000	-0-	8,000	*
	Class A	-0-	-0-	-0-	-0-
William E. Aziz	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Peter M. Banks	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Kent B. Herrick	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Steven J. Lebowski	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Jeffry N. Quinn	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
David M. Risley	Class B	-0-	-0-	-0-	-0-
	Class A	1,200	-0-	1,200	*
Todd W. Herrick(1)	Class B	21,906	1,657,539	1,679,445	33.1%
	Class A	-0-	-0-	-0-	-0-
James J. Bonsall	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
James S. Nicholson	Class B	600	-0-	600	*
	Class A	200	-0-	200	*
Michael R. Forman	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Eric L. Stolzenberg	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
Ronald Pratt	Class B	-0-	-0-	-0-	-0-
	Class A	-0-	-0-	-0-	-0-
All current directors and current executive officers as a group (9 persons)	Class B	8,800	-0-	8,800	*
	Class A	1,400	-0-	1,400	*

*	less than 1%

(1)	The shares for which Todd W. Herrick is shown as having shared voting and investment power consist of 769,426 Class B shares owned by the (1) Herrick Foundation and 888,113 Class B shares owned by the Herrick family trusts.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to the company’s executive officers.

Name	Age	Title	Period Position Held

Edwin L. Buker	55	President and Chief Executive Officer and Chairman of the Board	President and Chief Executive Officer since August 2007; Chairman of the Board since February 2008

James S. Nicholson	46	Vice President, Treasurer and Chief Financial Officer	Since 2004

James Wainright	53	Vice President of Global Operations	Since February 2008

•	Edwin L. Buker’s biographical information is provided in the section entitled “The Board of Directors.”

•	James S. Nicholson was appointed as the company’s Vice President, Treasurer and Chief Financial officer on March 31, 2004 and has been Corporate Controller since February 2002. Mr. Nicholson had been the company’s Interim Treasurer and Interim Chief Financial Officer from March 15, 2004 to March 31, 2004. Mr. Nicholson holds both a Bachelor of Business Administration and Masters of Accounting from the University of Michigan. Prior to joining the company, he was a partner at the professional services firm of PricewaterhouseCoopers, where he served as leader of a business process and performance improvement unit in the Midwest. He is a certified public accountant.

•	James E. Wainright has been the company’s Vice President of Global Operations since February 5, 2008. Mr. Wainright joined the company in October of 2007. From 2001 to October 2007, he served as Senior Vice President of Operations of A.O. Smith Corporation — Electrical Products Division.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The disclosures set forth in this discussion, unless otherwise indicated, are as of the date of the company’s last proxy statement, dated as of April 2, 2008, and distributed to the company’s shareholders in connection with the 2008 annual meeting. 2007 was a transition year for the company in many respects, including the leadership and the compensation practices.

During 2006 we began searching for a new chief executive officer to succeed Todd W. Herrick after his removal by the board. Reflecting the succession process, in January 2007 Mr. Herrick ceased serving in a management capacity.

At the same time, we appointed James J. Bonsall as acting President and Chief Operating Officer, to serve as the company’s principal executive officer until we appointed a new permanent CEO. Before assuming that role, Mr. Bonsall had served as president of the company’s Engine and Power Train business unit. Mr. Bonsall was never a Tecumseh employee but rather was employed by AP Services, LLC, a subsidiary of AlixPartners, LLP, a corporate turnaround, performance improvement, and financial advisory services firm. AP Services provided his services to us under contract.

In August 2007, the succession process culminated in the appointment of Edwin L. Buker as the new President and Chief Executive Officer.

Given the circumstances, we naturally engaged in completely different processes and analysis in determining the compensation to be paid to each of the three executives who served as principal executive officer during 2007.

Reflecting the transition in the company’s top leadership role, the practices for compensating other executive officers changed significantly during 2007 and 2008. We believe we now have executive compensation procedures and structures in place that will serve us well as we move forward to implement management’s new business model. But we intend to monitor those procedures and structures closely and adjust them as appropriate if we conclude that doing so would better serve the company’s shareholders.

Mr. Herrick’s 2007 Compensation

For 2007, we continued Mr. Herrick’s salary at the same level as in 2006 in accordance with his suggestion. Mr. Herrick thought, and the Compensation Committee agreed, that it would not be appropriate to increase his salary at that time given the company’s financial performance. After he ceased to be an employee, he began to receive payments under the pension plan and supplemental executive retirement plan.

2007 Cost of Mr. Bonsall’s Services

During 2007, we had a contract with AP Services, LLC, a subsidiary of AlixPartners, LLC, under which AP Services personnel provided interim management services, including the services of James J. Bonsall, who served as President of the company’s engine and power train business unit during a portion of 2007 and as the company’s interim President and Chief Operating Officer from January 2007 to August 2007. The cost of Mr. Bonsall’s services was the product of the time he worked and the rates prescribed in the contract.

Mr. Buker’s 2007 Compensation

Before Mr. Buker joined the company in August of 2007, we negotiated a three-year employment agreement with him, which we later amended as described below. We have summarized the agreement’s terms below in the discussion following the Summary Compensation Table.

Under his employment agreement, Mr. Buker receives an initial annual base salary of $750,000 per year and has an annual target bonus opportunity of not less than 100% of his salary (the actual bonus may range from zero to 200% of salary), subject to the terms of the Annual Incentive Plan. For 2007, Mr. Buker was guaranteed a minimum bonus of $375,000. Mr. Buker was also entitled to, and received payment of, a “make-whole amount” of $500,000 representing payment for compensation foregone at his former employer. Under the original terms of the employment agreement, Mr. Buker was to receive initial long-term equity incentive grants of restricted stock with a value of $1.5 million and stock options with a Black-Scholes present value of $1.5 million. The original employment agreement also provided that Mr. Buker would receive annual long-term equity incentive grants equal to one times his annual salary plus his target bonus then in effect. Both the initial and annual long-term equity grants were to be made pursuant to a plan approved by shareholders, and in the event that such a plan was not approved by shareholders, Mr. Buker was to receive contingent cash awards of equivalent value.

Mr. Buker’s 2007 compensation was principally established by the terms of his employment agreement, which was recommended by the Compensation Committee and approved by the board in July 2007 in connection with the hiring of Mr. Buker. During its review and analysis of Mr. Buker’s employment agreement, the committee and the board consulted with Lyons, Benenson & Company Inc. regarding Mr. Buker’s compensation. Lyons, Benenson & Company provided the committee and the board with calculations of the present value of Mr. Buker’s compensation package and assisted them in comparing his compensation package to compensation packages of executives at other companies. As part of their deliberations, the committee and the board considered the importance of aligning Mr. Buker’s interests with the interests of the company’s shareholders and, to that end, allocated a large portion of Mr. Buker’s compensation to equity-based awards or their cash equivalents tied to the company’s stock price. The committee and the board believed that weighting Mr. Buker’s compensation package heavily with equity awards or their contingent cash equivalents would align Mr. Buker’s interests with the interests of the company’s shareholders by motivating him to increase shareholder value and rewarding him when shareholder value increases.

Taking into account the input from Lyons, Benenson & Company and the goals for alignment with shareholder interests, the board approved the various components of compensation in Mr. Buker’s employment agreement, including salary (to address market data and provide a base level of compensation), bonus (to address a pay-for-performance component), and stock options and restricted stock or their cash equivalents (to address alignment with shareholder interests). In analyzing the market for CEOs, we used a group of 13 companies engaged in manufacturing that are comparable in size to Tecumseh. The companies included in this group were Encore Wire Corporation, Federal Signal Corporation, FreightCar America, Inc., Gardner Denver, Inc., Goodman Global, Inc., Mettler-Toledo International, Inc., Monaco Coach Corporation, Park-Ohio Holdings Corp., Regal Beloit Corporation, Sauer-Danfoss Inc., Tredegar Corporation, Wabash National Corporation, and Watsco, Inc. The market data analysis from the company’s consultants showed that the base salary component of Mr. Buker’s compensation was at the 58th percentile of market practice, which placed it 6% above the market median. The market data analysis also indicated that Mr. Buker’s annual bonus opportunity was at the 75th percentile of market practice, which placed it at 166% of the market median. The present value of Mr. Buker’s annual equity compensation grants registered at the 65th percentile of market practice or 155% of the market median. This significant allocation of his compensation to performance-oriented elements emphasizes the importance of Mr. Buker’s meeting specific performance objectives and increasing shareholder value. For Mr. Buker’s total compensation package to actually exceed the market median for similarly situated officers of the group of companies we used for comparison, specific performance targets must be achieved and the value of the company’s stock must rise significantly.

The Compensation Committee and the board also reviewed the potential effect on and cost to us of severance and change-in-control scenarios under Mr. Buker’s employment agreement. In particular, the committee and the board believed that the base salary and short- and long-term incentive compensation elements, as well as the severance and change-in-control facets, of Mr. Buker’s employment agreement were essential requirements for us to be able to recruit him to the company during a period of significant transition under very challenging market and governance circumstances.

As noted above, Mr. Buker’s original employment agreement required us to make initial awards of Class A stock options having a Black-Scholes value of $1,500,000 and restricted Class A stock having a value of $1,500,000, both measured as of August 13, 2007 (the date Mr. Buker’s employment began). These awards were to be made under a long-term incentive equity award plan adopted by the board of directors and submitted to shareholders as required by NASDAQ rules. The board adopted such a plan, subject to shareholder approval. The company’s Class A shares closed at $16.75 on August 13, 2007. Based on this closing price, Mr. Buker received an option to purchase 180,941 Class A shares at an exercise price of $16.75 per share and an award of 89,552 restricted Class A shares, all subject to shareholder approval of the plan.

The Compensation Committee and the board later concluded that it would not be appropriate or prudent or in the company’s and its shareholders’ best interest to further implement the long-term incentive equity award plan, so on March 4, 2008 we terminated that plan and replaced it with the new Long-Term Incentive Cash Award Plan, which permits us to grant stock appreciation rights (SARs) and phantom shares that are the economic equivalents of options and restricted stock, respectively, but are settleable solely in cash. In general, the new cash plan’s provisions closely parallel those of the terminated equity plan, except that all awards under the new plan will be settled only in cash.

At the same time, we agreed with Mr. Buker to amend his employment agreement to delete the requirements for stock options and restricted stock and to substitute SARs and phantom shares. Under the amendment, the initial stock options and restricted stock awarded to Mr. Buker last August were canceled, and we replaced them with the following awards under the new plan:

•	We awarded 89,552 phantom shares to replace the canceled award of 89,552 shares of restricted Class A stock. Subject to the terms and conditions in the plan and the award agreement, the phantom shares will vest on August 13, 2010.

•	To replace the canceled option to purchase 180,941 Class A shares at $16.75 per share, we awarded 325,002 SARs. We arrived at that number by computing the total of (a) 180,941 and (b) the number of SARs having a Black-Scholes value equal to the difference between the SARs’ strike price and $16.75 multiplied by 180,941, as computed by the Compensation Committee’s compensation consulting firm.

The SARs have the following terms:

•	The strike price per share is $28.82. When it approved the award, the Compensation Committee specified that the strike price would be the higher of (a) the closing price of one Class A share on March 4, 2008, the date we awarded the SARs, or (b) the closing price of one Class A share on the third business day after we filed the company’s 2007 Form 10-K. The higher of these was $28.82, the closing price on March 19, 2008, which was the third business day after we filed the company’s 2007 Form 10-K.

•	Subject to the terms and conditions of the plan and the award agreement, one-third of the SARs will become exercisable on August 13, 2008, one-third on August 13, 2009, and one-third on August 13, 2010.

•	The SARs will expire on August 13, 2014.

The number of phantom shares awarded was the same as the number of shares covered by the canceled restricted stock award because they are economic equivalents.

The replacement SARs were more complicated. The market price of the company’s Class A stock had increased since the original stock option grant in August of 2007, yet tax and accounting considerations, among others, required the replacement SARs to have a strike price no lower than the then current market price. Simply awarding a number of SARs equal to the number of shares covered by the canceled options, but with a higher strike price, would not have been fair to Mr. Buker or within the letter or spirit of his contract. To compensate for the increased market price, we decided to award a number of SARs equal to the total of 180,941 (the number of options canceled) and an additional number that represented the increase in the value of 180,941 Class A shares that occurred between the date we granted the options and the date as of which we fixed the strike price of the substitute SARs.

Other Named Executive Officers’ 2007 Compensation

For many years before 2007, the company maintained a practice of providing executive officers with salaries that were judged reasonable, but modest, in light of their experience. We continued this same practice when we initially established executive officers’ 2007 salaries by maintaining them at their 2006 levels, deeming increases inappropriate in light of the company’s financial performance. When Mr. Bonsall became the company’s acting President and Chief Operating Officer, however, he recommended increasing salaries in order to retain key executives during that important and challenging time. The Compensation Committee accepted his recommendation and established salary increases retroactive to the beginning of 2007.

During the period of Mr. Bonsall’s leadership, we also stopped issuing awards under the old Management Incentive Plan, which no longer provided appropriate incentives given the unusual challenges and rapid changes the company was facing at that time. We replaced it with a new Key Employment Bonus Plan under which the company’s executives (including all executive officer serving at that time other than Mr. Bonsall) had the opportunity to earn cash bonuses based on 2007 performance. We describe the main features of the Key Employee Bonus Plan below in the narrative following the Summary Compensation Table.

Each executive officer participating in the Key Employee Bonus Plan had the opportunity to earn a cash bonus based on the company’s performance relative to three corporate goals established for the year and his individual performance relative to individual goals established for him. Each of the three corporate goals accounted for 20% of each executive’s potential bonus, and his individual goals accounted for 40%. The corporate goals were:

•	Compressor Group operating profit before interest, taxes, and restructuring charges. We considered this the best measure of the performance of the line of business we expected to retain in the long term, and it was crucial in the company’s efforts to comply with the financial covenants in our domestic credit agreements.

•	North American liquidity. We needed to maintain sufficient liquidity to continue as a going concern.

•	Compressor Group revenue per employee. Cost reductions, embodied in decreasing headcount, were a key part of the plan to meet the credit agreement covenants and return to profitability.

For bonus purposes, each corporate goal was considered on an all-or-nothing basis. We achieved the first and third goals but not the second, so each executive who participated in the plan received 40% (and did not receive 20%) of his target bonus based on the corporate goals. The remaining 40% of each participant’s bonus depended on the level to which he achieved his personal goals. The chart below shows the target and actual 2007 bonus computed under these standards for each executive officer named in the Summary Compensation Table who participated in the plan:

Executive Officer	Target	Actual

James S. Nicholson	$150,000	$114,000
Michael R. Forman	50,000	39,000

2008 Executive Compensation Arrangements

Mr. Buker’s 2008 salary is specified by his employment agreement. The starting salary for James Wainright, the company’s Vice President — Operations, who first became an executive officer this year, is specified in his employment letter. Mr. Nicholson’s 2008 salary was recommended by Mr. Buker.

Beginning in 2008, the company’s executive officers have the opportunity to earn cash bonuses based on performance during the year under the new Annual Incentive Plan, which has replaced the Key Employee Bonus Plan used in 2007. Under the Annual Incentive Plan, each participating executive will be eligible to earn a cash bonus based on the company’s and the executive’s performance during a given calendar year. For 2008, the Compensation Committee has established a target bonus for each participating employee, expressed as a percentage of his or her salary. We use a target bonus approach because it is a formal, goals-oriented method of determining bonuses that is responsive to changing internal and external business conditions from year to year. The target company bonus pool will be the sum of all target bonuses for all employees participating in the plan. The actual company bonus pool will be determined based on the company’s 2008 performance measured against the following corporate goals:

•	operating profit before interest, taxes, and restructuring charges (55% weighting);

•	moving production of three compressor lines to India from less competitive locations (20% weighting);

•	achieving specified cost reductions across all operations (15% weighting); and

•	increasing sales in the most profitable portions of the commercial business segment (10% weighting).

For each goal, attaining a specified threshold level of performance will yield a 50% payout, achieving the target level will yield a 100% payout, and achieving better than target will yield up to a 200% payout.

The actual bonus pool will then be allocated among all participants based in part on company performance relative to the goals described above and in part on an evaluation of the individual’s performance. The 2008 target bonus percentages for the company’s current executive officers and the portions that will be allocated to them based on company and individual performance are:

		Portion of Award Based on
		Company	Individual
Executive Officer	Target Bonus	Performance	Performance

Edwin L. Buker	100% percent of salary	100%	0%
James S. Nicholson	60% percent of salary	90%	10%
James Wainright	75% percent of salary	90%	10%

The actual bonus percentage cannot exceed 200% of the participant’s target bonus percentage, and the total of all bonuses under the plan for a given year (including bonuses for participants who are not executive officers) cannot exceed the total company bonus pool for that year calculated as described above. Under his employment agreement, Mr. Buker’s 2008 bonus cannot be less than $375,000.

In addition, for 2008 the Compensation Committee has awarded SARs and phantom shares to the company’s current executive officers under the Long-Term Incentive Cash Award Plan as follows:

•	Mr. Buker: SARs corresponding to 49,472 shares of Class A stock (a Black-Scholes value of $750,000) and 26,023 phantom shares (a face value of $750,000);

•	Mr. Nicholson: SARs corresponding to 7,718 shares of Class A stock (a Black-Scholes value of $117,000) and 4,060 phantom shares (a face value of $117,000); and

•	Mr. Wainright: SARs corresponding to 10,389 shares of Class A stock (a Black-Scholes value of $157,500) and 5,465 phantom shares (a face value of $157,500).

The strike price for all the SARs is $28.82 per share, which was the higher of (a) the closing price of one Class A share on March 4, 2008, the date we awarded the SARs, or (b) the closing price of one Class A share on the third business day after we filed the company’s 2007 Form 10-K. One-third of each SAR award will become exercisable on the first anniversary of the grant date, one-third on the second anniversary, and one-third on the third anniversary. All of the SARs will expire on the seventh anniversary of the grant date. The phantom shares will vest and become payable on the third anniversary of the grant date.

The 2008 award to Mr. Buker was required under the terms of his employment contract, and the award to Mr. Wainright was required under the terms of his employment letter. Mr. Nicholson’s award was recommended by Mr. Buker.

Compensation Philosophy for 2008 and the Future

The Compensation Committee has not yet adopted an explicit statement on compensation philosophy, but the committee has been discussing compensation philosophy extensively and expects to articulate the company’s philosophy in 2008. In the absence of an explicit statement of philosophy, the committee has been guided in its deliberations and discussions by certain fundamental principles. First, the company is committed to paying competitive and equitable compensation to all executives and associates. Second, the company is committed to linking pay to performance through short- and long-term incentive compensation programs that are tied to specific performance criteria and achievement. Third, long-term improvement in shareholder value is a particularly important focus of the compensation program.

Section 162(m) of the Internal Revenue Code

With some exceptions, Section 162(m) of the Internal Revenue Code of 1986 limits the annual deduction a public company can take for United States federal income tax purposes for compensation paid to its named executive officers to $1 million each. We expect that, under this section, some of the compensation we will pay to Mr. Buker and perhaps other executives in 2008 and future years will not be deductible. While we consider minimizing federal income tax expense an important goal in the financial planning process, it is not the only or even most important goal. We believe the benefits the company and shareholders will realize from paying the compensation required to attract, retain, and motivate the company’s key executives will outweigh any detriments resulting from the limitation on deductibility imposed by Section 162(m).

Summary Compensation Table

The following table provides compensation information for the principal executive officers who served during 2007, the principal financial officer, and two other executive officers who served during 2007, as of December 31, 2007. An updated version of the Summary Compensation Table will appear in the company’s next annual meeting proxy statement, in accordance with applicable proxy rules.

2007 SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred
					Compensation	Compensation	All Other
		Salary(1)	Bonus		(2)	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)		($)

Todd W. Herrick	2007	$27,100	$—		$3,871	$—	$140,419	(4)	$171,390
President and Chief Executive Officer (principal executive officer)(3)	2006	475,000	—		—	—	6,622	(5)	481,622
James J. Bonsall	2007	—	—		—	—	$1,703,000	(7)	$1,703,000
Acting President and Chief Operating Officer	2006	—	—		—	—	1,760,540	(7)	1,760,540
(acting principal executive officer)(6)
Edwin L. Buker	2007	$289,915	$875,000		—	$5,803	$15,469	(9)	$1,186,187
Chairman, President, and Chief Executive Officer (principal executive officer)(8)
James S. Nicholson	2007	$291,261	$50,000		$115,141	$11,346	$9,252	(11)	$477,000
Vice-President, Treasurer and Chief	2006	280,000	20,000	(10)	36,400	15,583	7,500	(5)	359,483
Financial Officer (principal financial officer)
Michael R. Forman	2007	$154,006	$—		$39,978	$32,451	$9,067	(12)	$235,502
Vice-President & Director of Corporate	2006	150,000	1,500		30,000	45,344	4,728	(5)	231,572
Human Resources
Eric L. Stolzenberg	2007	$128,338	$—		$—	$838	$233	(5)	$129,409
President of Compressor Business Unit(13)	2006	280,000	—		—	16,969	56,422	(14)	353,391
Ronald E. Pratt	2007	$140,000	$232,560		$—	$—	$4,786	(5)	$377,346
President of Electrical Components	2006	210,000	—		7,875	20,100	6,300	(5)	244,275
Business Unit (15)

(1)	Salary includes any amounts deferred at the officer’s election and contributed on his behalf to the Retirement Savings Plan (a 401(k) plan).

(2)	Non-equity incentive plan compensation consists of cash awards under Key Employee Bonus Plan for 2007 and under Management Incentive Plan for 2006.

(3)	Mr. Herrick’s employment terminated January 19, 2007.

(4)	Matching contribution to the Retirement Savings Plan ($813), pension plan payments ($51,327), and supplemental executive retirement plan payments ($88,279).

(5)	Matching contribution to the Retirement Savings Plan.

(6)	Mr. Bonsall became an executive officer March 29, 2006 as President of the company’s Engine and Power Train Business Unit. He became Acting President and Chief Operating Officer (and acting principal executive officer) January 19, 2007. He ceased serving as President of the company’s Engine and Power Train Business Unit on March 1, 2007 and ceased serving as President and Chief Operating Officer on August 13, 2007, after which time he was no longer an executive officer.

(7)	Mr. Bonsall was not a Tecumseh Products Company employee. AP Services, LLC, a subsidiary of AlixPartners, LLP, provided his services to us under contract. The amounts shown are the amounts we accrued in 2007 and 2006 for fees to AP Services, LLC for Mr. Bonsall’s services in all capacities.

(8)	Mr. Buker joined the company as President and Chief Executive Officer on August 13, 2007. He became Chairman on February 5, 2008.

(9)	Matching contribution to the Retirement Savings Plan ($6,563), reimbursement for relocation ($8,906).

(10)	Bonus paid in 2006 for 2005 services and not reported in 2005 summary compensation table.

(11)	Matching contribution to the Retirement Savings Plan ($7,098), unused vacation ($2,154).

(12)	Matching contribution to the Retirement Savings Plan ($6,182), unused vacation ($2,885).

(13)	Mr. Stolzenberg resigned effective March 6, 2007.

(14)	Reimbursement for relocation expenses.

(15)	Mr. Pratt resigned when we sold the majority of the Electrical Components business on August 31, 2007.

The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.

Mr. Buker’s Employment Agreement

On August 31, 2007, we entered into an employment agreement with Edwin L. Buker providing for his employment as President and Chief Executive Officer for a three-year period. We signed an amendment to the agreement on March 8, 2008. The following is a summary of the principal terms of the agreement, as amended.

Compensation.  Mr. Buker is entitled to compensation as follows:

•	$750,000 annual salary, which may be increased but not decreased during the agreement’s term;

•	annual cash bonus targeted at 100% of salary, but that may vary between zero and 200% of salary (and must be at least $375,000 in each of 2007 and 2008), based on achievement of performance objectives;

•	participation in benefit plans and programs on the same terms as similarly situated executives;

•	$5,000,000 of term life insurance;

•	reimbursement for relocation expenses if approved in advance;

•	reimbursement for up to $20,000 in attorney fees incurred in connection with the employment agreement;

•	reimbursement for up to $500,000 of payments he would be ineligible to receive from his former employer as a result of accepting employment with us, subject to presentation of appropriate documentation; and

•	the following grants under the Long-Term Incentive Cash Award Plan:

◦	an initial grant of SARs corresponding to 325,002 Class A shares with a strike price of $28.82 per share, one-third of which vest on August 13 in each of the years 2008, 2009, and 2010, exercisable until August 13, 2014;

◦	an initial phantom share award corresponding to 89,552 Class A shares, vesting on August 13, 2010; and

◦	annual grants, valued at the time of grant, equal to the sum of his then current salary and target cash bonus.

Termination Payments.  Mr. Buker may terminate his employment with good reason, good reason on change of control, or voluntarily.

•	Good reason includes (i) a diminishment in certain duties (including a failure to be reelected to certain positions), (ii) a compelled relocation of his principal office to a location fifty or more miles from Tecumseh, Michigan, (iii) the failure of the company to pay certain benefits to which Mr. Buker is entitled under his agreement and (iv) any other uncured failure of the company to perform its obligations to Mr. Buker under the agreement.

•	Good reason on change of control means certain occurrences following a change of control, including (i) the failure to offer Mr. Buker an equivalent position in the surviving entity, or (ii) the incumbent board (which includes board members at the time of the signing of Mr. Buker’s agreement and other members duly appointed by the existing incumbent board) ceasing to constitute a majority of the board.

We may terminate his employment due to his disability, for cause, or without cause. The payments and other benefits to which Mr. Buker would be entitled if his employment terminates under various scenarios is described below.

If Mr. Buker voluntarily terminates his employment without good reason or without good reason on change of control, then he will be entitled to receive:

•	a cash payment equal to the total of his unpaid salary and unused vacation days;

•	settlement of any then vested phantom share awards; and

•	the ability to exercise any then vested SARs.

In this event, all unvested SARs and phantom share awards will be canceled.

If Mr. Buker terminates his employment for good reason, then:

•	He will be entitled to receive a cash payment equal to the total of —

◦	his unpaid salary,

◦	his unused vacation days,

◦	his target bonus on a pro rata basis through the termination date,

◦	one and one-half times his salary then in effect, and

◦	one times his annual target bonus.

•	If his good reason termination occurs within the first twelve months of employment, 50% of his initial and any annual SAR and phantom share grants will become immediately vested, and he will have 180 days from his termination date to exercise the vested SARs. If his good reason termination occurs after the first twelve months of employment, 100% of his initial and annual SAR and phantom share grants will become immediately vested, and he will have 180 days from his termination date to exercise the vested SARs.

•	He will be entitled to continuation of company-paid health insurance for one year to the extent the company is then providing health insurance.

If we terminate Mr. Buker’s employment for cause, then he will be entitled to receive a cash payment equal to the total of his unpaid salary and unused vacation days. All SARs and phantom shares, whether or not vested, will be forfeited and immediately canceled.

If we terminate Mr. Buker’s employment without cause, then he will be entitled to receive:

•	a cash payment equal to the total of —

◦	his unpaid salary,

◦	his unused vacation days,

◦	his target bonus on a pro rata basis through the termination date,

◦	one and one-half times his salary then in effect; and

◦	one times his annual target bonus;

•	the ability to exercise any then vested options for up to 180 days after his termination date; and

•	continuation of company-paid health insurance for one year to the extent the company is then providing health insurance.

If a change of control occurs, 50% (if the change of control occurs during the first twelve months of employment) or 100% (if it occurs later) of Mr. Buker’s SARs and phantom shares will become immediately vested. In addition, if Mr. Buker is terminated without cause on a change of control or he terminates his employment for good reason on a change of control, then he will be entitled to receive the same compensation as if he had terminated his employment for good reason, except that his cash payment will include two (rather than one and one-half) times his salary then in effect and two (rather than one) times his annual target bonus.

If we terminate Mr. Buker due to his disability, then he will be entitled to receive:

•	a cash payment equal to the total of —

◦	his unpaid salary,

◦	his unused vacation days, and

◦	his target bonus on a pro rata basis through the termination date;

•	settlement of any then vested phantom share awards;

•	the immediate vesting of the next tranche of SARs that would have vested after the termination date; and

•	the ability to exercise any then vested SARs.

In this event, all of his unvested SARs and phantom shares will be canceled.

Noncompetition Agreement.  Mr. Buker agrees that he will not engage in competitive activities while employed and, in the event his employment is terminated voluntarily by him or without cause by us, for a period after his employment terminates equal to the longer of twelve months or the period during which he receives salary and benefits under the agreement.

Key Employee Bonus Plan

In April 2007, we adopted a new Key Employee Bonus Plan providing for annual performance-based cash bonuses for key employees. The Key Employee Bonus Plan replaced the company’s Management Incentive Plan, which had been in effect for several years and under which employees could receive both cash bonuses and restricted phantom shares of Class A Common Stock. The Key Employee Bonus Plan was only in effect for 2007. For 2008 and later years, we replaced it with the Annual Incentive Plan and the Long-Term Incentive Cash Award Plan described in the Compensation Discussion and Analysis above.

Under the Key Employee Bonus Plan, in April 2007 we established a potential bonus amount and personalized 2007 goals for each participating employee. At the same time, we established three corporate goals for the year:

•	Compressor Group operating profit before interest, taxes, and restructuring charges;

•	North American liquidity; and

•	Compressor Group revenue per employee.

Each participating employee’s actual bonus was computed on the basis of the company’s 2007 results measured against these three corporate goals (20% each) and on achievement of his or her personal goals (40%). For the executive officers listed in the Summary Compensation Table, that computation resulted in the cash awards shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2007.

Management Incentive Plan

Under the Management Incentive Plan as implemented for 2006, the company’s executive officers (other than Mr. Bonsall, who was not a company employee) and other plan participants had the opportunity to earn awards valued at up to 80% of their 2006 salaries. Early in 2006, the Governance, Compensation, and Nominating Committee established two sets of criteria for awards that would be made to executive officers and other plan participants in 2007 based on 2006 performance, one for executives in the corporate office group, which included Mr. Herrick and Mr. Nicholson, and another for business unit executives, which included Mr. Stolzenberg and Mr. Pratt.

Under these criteria, executives in the corporate office group had the opportunity to earn:

•	phantom stock awards valued at up to 20% of salary based on company-wide return on equity, both in absolute terms and in relation to historical performance;

•	phantom stock awards valued at up to 40% of salary based on four functional metrics (achievement of purchase savings target, improvement in net days of accounts receivable less accounts payable, improvement in total cost of quality, and successful implementation of schedule Oracle go-live sites); and

•	cash awards of up to 20% of salary based on achievement of individual goals and objectives.

Executives in business units had the opportunity to earn:

•	phantom stock awards valued at up to 5% of salary based on company-wide return on equity in relation to historical performance;

•	phantom stock awards valued at up to 40% of salary based on the business unit’s cash return on assets, both in absolute terms and in relation to historical performance, and business plan attainment;

•	cash awards of up to 25% of salary based on reporting unit criteria measuring quality, growth, and a basket of other strategic scorecard metrics (revenue per employee, productivity, days of inventory on hand, and on-time delivery); and

•	cash awards of up to 10% of salary based on achievement of individual goals and objectives.

Applying the performance criteria established at the beginning of the year to the measures of actual 2006 performance resulted in the cash awards shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2006 and no phantom stock awards.

No phantom stock units awarded in previous years remained outstanding at the end of 2007. The table below shows the phantom stock units awarded to executive officers named in the Summary Compensation Table in previous years that vested in 2007 and were paid out.

PHANTOM STOCK VESTED IN 2007

Phantom Stock Awards
	Number of Units	Amount Paid Out
	that Vested(1)	on Vesting
Name	(#)	($)

Todd W. Herrick	234.8	$3,800
James J. Bonsall	—	—
Edwin L. Buker	—	—
James S. Nicholson	69.2	$1,100
Michael R. Forman	59.3	$977
Eric L. Stolzenberg	—	—
Ronald E. Pratt	—	—

Retirement Plans

The company’s retirement plan, which is a broad-based defined benefit and (since 1985) noncontributory plan, and the company’s supplemental retirement plan (commonly referred to as a SERP), which covers certain executives, provide benefits in the event of normal (i.e., at age 65), early, deferred, or disability retirement. Upon a participant’s death, these plans provide a surviving spouse pension and a refund of any pre-1985 employee contributions. Participants are vested after five years of credited service.

These plans provide retirement benefits to a vested participant in the form of a life-time pension, the amount of which is equal to a percentage of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service (up to a maximum of 35 years), and reduced in the case of some benefits payable under the supplemental retirement plan by a percentage of Social Security benefits.

As of April 30, 2007 the defined benefit plan was terminated and replaced with a new defined benefit plan. The new plan will provide a retirement benefit in the form of a lifetime pension, the amount of which will be equal to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service (up to a maximum of 35 years), actuarially adjusted to an equivalent annuity payable at age 65. A second part of the retirement benefit under the new plan will provide a continuation of the old benefit formula based on pay increases after termination of the old plan.

The automatic form of benefit for a married participant is the joint and 50% survivor benefit or the joint and 100% survivor benefit as selected by the participant. However, the participant, with the consent of his or her spouse, may elect to have his benefit paid in the form of an annuity with 120 payments certain. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse.

The automatic payment form for an unmarried participant is the single life annuity. Alternatively, the participant may elect to have his benefit paid in the form of an annuity with 120 payments certain. If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.

The table below shows benefit information under the plans for each executive officer named in the Summary Compensation Table. Mr. Bonsall was not an employee and does not participate in the plans.

2007 PENSION BENEFITS TABLE

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Todd W. Herrick	Former Pension Plan	42.9	$968,148	—
	New Pension Plan	—	—	—
	Frozen SERP	42.9	$1,569,043	—
James J. Bonsall		—	—	—
Edwin L. Buker	Former Pension Plan	—	—	—
	New Pension Plan	0.4	$5,803	—
James S. Nicholson	Former Pension Plan	5.2	$49,774	—
	New Pension Plan	0.7	$9,056	—
	Frozen SERP	5.2	$4,858	—
Michael R. Forman	Former Pension Plan	17.2	$314,785	—
	New Pension Plan	0.7	$19,187	—
Eric L. Stolzenberg	Former Pension Plan	1.4	$16,389	—
	New Pension Plan	0.2	$3,363	—
Ronald E. Pratt	Former Pension Plan	2.5	$32,799	—
	New Pension Plan	0.4	$5,515	—

The material assumptions we used in computing the present values of pension benefits shown in the table above and the changes in pension value shown in the Summary Compensation Table were:

•	Pre-retirement Assumptions

◦	FAS 87 Discount Rate: 6.27% for 2007

◦	FAS 87 Discount Rate: 5.71% for 2006

◦	Mortality Table: RP-2000 Combined Healthy Participant Table

◦	Turnover: None

•	Post-retirement Assumptions

◦	Interest Rate: 6.27% for 2007

◦	Interest Rate: 5.71% for 2006

◦	Mortality Table: RP-2000 Combined Healthy Participant Table

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Presented by the members of the Compensation Committee of the Board of Directors:

Jeffry N. Quinn, Chairman
David M. Risley
Steven J. Lebowski

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Mr. Buker’s Employment Agreement

As described above under “Mr. Buker’s Employment Agreement,” his employment agreement, as amended, provides for payments and benefits of various types if his employment terminates in specified circumstances.

Change in Control and Severance Agreements with Other Executive Officers

We have entered into change in control agreements with some of the company’s executives, including all current executive officers named in the Summary Compensation Table other than Mr. Buker. All of the agreements are substantially similar. Among other things, each provides for the following payments and benefits if the executive’s employment terminates in the circumstances described:

•	Upon voluntary termination by the executive without good reason on change in control, the executive is entitled to (a) a cash payment equal to the sum of (i) accrued but unpaid salary, and (ii) unused vacation days; and (b) exercise any vested SARs for a period of 180 days (all unvested SAR and phantom share awards are canceled).

•	Upon involuntary termination by us without cause, the executive is entitled to (a) cash payment equal to the sum of (i) accrued but unpaid salary, (ii) unused vacation days, (iii) one year’s base salary (paid in installments over a twelve-month period), and (iv) one times executive’s then applicable annual target bonus under Annual Incentive Plan (paid at the same time other bonuses are paid); (b) exercise any vested SARs for a period of 180 days (all unvested SAR and phantom share awards are canceled); and (c) one year of medical insurance coverage for the executive and his family.

•	Upon involuntary termination by us without cause upon change in control, or voluntary termination for good reason upon change in control, the executive is entitled to (a) a cash payment equal to the sum of (i) accrued but unpaid salary, (ii) unused vacation days, (iii) one year’s base salary (paid in lump sum), and (iv) one times executive’s then applicable annual target bonus under the Annual Incentive Plan (paid in lump sum); (b) immediate vesting of 100% of existing SAR and phantom share awards; (c) the ability to exercise vested SARs for a period of 180 days; and (d) one year of medical insurance coverage for the executive and his family.

•	Upon involuntary termination by us with cause, the executive is entitled to a cash payment equal to the sum of (i) accrued but unpaid salary, and (ii) unused vacation days.

•	Upon termination on disability the executive is entitled to (a) a cash payment equal to the sum of (i) accrued but unpaid salary, (ii) unused vacation days, and (iii) a pro rata portion of the executive’s then applicable annual target bonus under the Annual Incentive Plan (paid in lump sum); (b) immediate vesting of the next tranche of any SAR or phantom share award that would have vested after the termination date; (c) the ability to exercise vested SARs in accordance with their terms; and (d) one year of medical insurance coverage for the executive and his family.

Each agreement has a three-year term and will renew automatically for successive three-year terms unless we give the executive notice of non-renewal at least 60 days before the scheduled expiration date. Each agreement contains confidentiality, noncompetition, and non-disparagement provisions.

Hypothetical Termination Benefits Tables

The tables below show the estimated amounts of benefits each current executive officer named in the Summary Compensation Table would have received under the applicable agreement if his employment had terminated on December 31, 2007 in various circumstances. Although we did not enter into our current Change of Control and Severance Agreements with Messrs. Nicholson and Forman until after December 31, 2007, the tables below show the amounts that would have been payable under them if they had been in effective on that date. We previously had a contingent severance agreement with Mr. Nicholson, which terminated when we entered into the current agreement and which is not reflected in the table below.

HYPOTHETICAL DECEMBER 31, 2007 TERMINATION BENEFITS
PAYABLE TO MR. BUKER UNDER EMPLOYMENT AGREEMENT

							Value of
				Value of	Value of		Unvested
				Vested,	Unvested		Deemed
			Cost of One	Unexercised	Deemed Options		Restricted
			Year of Medical	Deemed	Vesting on		Shares Vesting
Type of Termination	Cash Payment		Insurance	Options(1)	Termination(1)		on Termination(1)		Total

Voluntary, without good reason (whether or not there is a change in control)	$-0-		n/a	$-0-	n/a		n/a		$-0-
Voluntary, with good reason (no change in control)	$1,875,000	(2)	$13,245	$-0-	$602,534	(3)	$1,048,206	(4)	$3,538,985
Involuntary, for cause	$-0-		n/a	n/a	n/a		n/a		$-0-
Involuntary, without cause (no change in control)	$1,875,000	(2)	$13,245	$-0-	n/a		n/a		$1,888,245
Involuntary, without cause, on change in control	$2,250,000	(5)	$13,245	$-0-	$602,534	(3)	$1,048,206	(4)	$3,913,985
Voluntary, with good reason, on change in control	$2,250,000	(5)	$13,245	$-0-	$602,534	(3)	$1,048,206	(4)	$3,913,985
Disability	$-0-		n/a	$-0-	$397,672	(6)	n/a		$397,672

(1)	No options or restricted shares were actually issued to Mr. Buker, but under the terms of his employment agreement as in effect on December 31, 2007 he was entitled to have received Class A stock options and restricted Class A stock in specified amounts as of August 13, 2007 or to receive the economic equivalent in SARs and phantom shares. Amounts in these columns are computed as if he had received the specified stock options and restricted shares as of August 13, 2007 in accordance with his employment agreement and based on the closing price of the company’s Class A stock on the last trading day of 2007 ($23.41 per share). As described elsewhere in this proxy statement, Mr. Buker’s employment agreement has since been amended to substitute SARs and phantom shares for the options and restricted shares called for by the original agreement.

(2)	1.5 times then current salary ($750,000) plus 1.0 times 2007 target bonus ($750,000).

(3)	Built-in gain on one-half of deemed option to purchase 180,941 Class A shares at $16.75 per share.

(4)	Value of one-half of 89,552 deemed restricted Class A shares.

(5)	2.0 times then current salary ($750,000) plus 1.0 times 2007 target bonus ($750,000).

(6)	Built-in gain on one-third of deemed option to purchase 180,941 Class A shares at $16.75 per share.

HYPOTHETICAL DECEMBER 31, 2007 TERMINATION BENEFITS
PAYABLE TO MR. NICHOLSON UNDER CHANGE OF CONTROL
AND SEVERANCE AGREEMENT

						Value of
				Value of	Value of	Unvested
			Cost of One	Vested,	Unvested SARs	Phantom Shares
			Year of Medical	Unexercised	Vesting on	Vesting on
Type of Termination	Cash Payment		Insurance	SARs	Termination	Termination	Total

Voluntary, without good reason, on change in control	$-0-		n/a	n/a	n/a	n/a	$-0-
Involuntary, without cause	$445,000	(1)	$9,913	n/a	n/a	n/a	$454,913
Involuntary, without cause, following change in control; or voluntary, for good reason, following change in control	$445,000	(1)	$9,913	n/a	n/a	n/a	$454,913
Involuntary, with cause	$-0-		n/a	n/a	n/a	n/a	$-0-
Disability	$-0-		$9,913	n/a	n/a	n/a	$9,913

(1)	1.0 times then current salary ($295,000) plus 1.0 times 2007 target bonus ($150,000).

HYPOTHETICAL DECEMBER 31, 2007 TERMINATION BENEFITS
PAYABLE TO MR. FORMAN UNDER CHANGE OF CONTROL
AND SEVERANCE AGREEMENT

						Value of
				Value of	Value of	Unvested
			Cost of One	Vested,	Unvested SARs	Phantom Shares
			Year of Medical	Unexercised	Vesting on	Vesting on
Type of Termination	Cash Payment		Insurance	SARs	Termination	Termination	Total

Voluntary, without good reason, on change in control	$-0-		n/a	n/a	n/a	n/a	$-0-
Involuntary, without cause	$204,000	(1)	$13,124	n/a	n/a	n/a	$217,124
Involuntary, without cause, following change in control; or voluntary, for good reason, following change in control	$204,000	(1)	$13,124	n/a	n/a	n/a	$217,124
Involuntary, with cause	$-0-		n/a	n/a	n/a	n/a	$-0-
Disability	$-0-		$13,124	n/a	n/a	n/a	$13,124

(1)	1.0 times then current salary ($154,000) plus 1.0 times 2007 target bonus ($50,000).

DIRECTOR COMPENSATION

We do not pay employees any separate compensation for serving as directors. At the beginning of 2008, we changed the company’s outside director compensation structure. Both the old and new arrangements are described below. We reimburse all directors for reasonable travel expenses.

2007 Director Compensation

In 2007, we continued to compensate the company’s outside directors under a program established in 2005 after considering the Governance, Compensation, and Nominating Committee’s recommendations and a report and recommendations presented by Watson Wyatt Worldwide, the compensation consultant engaged by the committee. The program was designed to be conservative but market competitive. Specifically, at that time we targeted the components of the pay package at market 40th percentile levels for guaranteed pay elements with the opportunity to earn above market 50th percentile payments based on activity requirements (e.g., number of meetings) and/or the company’s performance.

For 2007, we paid all non-employee directors a monthly retainer ($2,800 for the Chair of the Audit Committee, $2,700 for the Chair of the Governance, Compensation, and Nominating Committee, and $2,500 for all others), a $1,500 fee for each board meeting attended, and a $1,200 fee ($1,400 for committee chairs) for each committee meeting attended.

The Company’s non-employee directors were also eligible for phantom share awards under the Director Retention Phantom Share Plan, which was administered by the Governance, Compensation, and Nominating Committee. Under the plan, each non-employee director received an annual award denominated in phantom Class A shares. The minimum award was $5,000, and the maximum was 100% of the director’s annual retainer fee. Under this plan, the board of directors made the awards at its organizational meeting following each annual meeting of shareholders on the basis of the actual return on equity for the preceding year as compared to a target established by the committee for that year. We credited awards to directors’ accounts, together with deemed dividends on the phantom shares in the accounts. Subject to some limitations, the plan provided that one-half of each award will be paid out three years after grant and the other half five years after grant, except that if a director leaves the board, or if there is a “change in control” of Tecumseh Products Company, we will pay the director cash in an amount equal to the fair market value of the phantom shares in his or her account at that time. We compute all dollar amounts under this plan using the average of the high and low sales prices of the company’s Class A shares on The NASDAQ Market LLC on the date of computation.

In 2007, based on the return on equity for 2006, each non-employee director received the minimum $5,000 phantom share award. We will not make any further awards under this plan.

2008 Director Compensation

During the past year, the committee undertook a review of non-employee director compensation in order to determine whether the 2007 director compensation program was competitive and appropriate and to assess whether any changes were warranted in the program going forward. In connection with that review, Lyons, Benenson & Company Inc., the committee’s compensation consultant, compiled data on the director compensation practices of the same group of companies used to determine the competitiveness of the company’s CEO compensation package.

The review revealed that the company’s director compensation program had not kept pace with the changes that had occurred and were continuing to occur among the group of comparable companies as well as industry in general. The company’s 2007 annual board service retainer fell below the 25th percentile of the surveyed companies; the Audit Committee chair retainer level fell below the 25th percentile; and the Governance, Compensation, and Nominating Chair retainer level was just above the 25th percentile. Two-thirds of the surveyed companies paid a significant portion of their annual retainers in some form of equity, and, in all but one company in this group, the equity component was more than 50% of the total retainer.

In response to these findings, and at the recommendation of its consultant, the committee revised the company’s director compensation program. Beginning January 1, 2008, the annual retainer fee for non-employee directors is $80,000, payable one-half in cash and one-half in deferred stock units. The Lead Director is entitled to an additional annual retainer fee of $20,000, payable one-half in cash and one-half in deferred stock units. Chairs and members of the following committees are entitled to the following additional annual cash retainer fees:

Audit Committee:
Chair	$20,000
Other members	$10,000
Other standing committees:
Chair	$10,000
Other members	$5,000

We will not pay meeting fees for the first ten board meetings per calendar year and the first six meetings of each committee per calendar year. If a non-employee director attends more than ten board meetings in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting attended in excess of ten. If a non-employee director who is a member of a standing committee attends more than six meetings of that committee in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting of the committee attended in excess of six.

The deferred stock units are awarded under the company’s new Outside Directors’ Deferred Stock Unit Plan. Effective on January 1 of each year, beginning with 2008, each non-employee director then in office receives an allocation of deferred stock units under the plan in a dollar amount equal to one-half of his or her annual retainer fee, as specified above. A new non-employee director who takes office after January 1 receives a pro rata allocation of deferred stock units. In each case, the number of deferred stock units is determined by dividing the dollar amount the director is entitled to receive by the average of the high and low sale prices for a share of the company’s Class A stock on the last trading day before the allocation date. If dividends are paid on the Class A stock, each non-employee director’s account under the plan will be credited with a number of additional deferred stock units having a corresponding value based on the then current market value of the stock. Each award under the plan is fully vested when made, except that a director will forfeit his or her account if the director’s service on the board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan. We will pay out the deferred stock units in a director’s account in cash, based on the then current market value of the Class A stock, promptly after he or she ceases to be a non-employee director for any reason.

Deferred Compensation Plan

The company’s non-employee directors can elect to defer receipt of a portion of their retainers and meeting fees under the Outside Directors’ Voluntary Deferred Compensation Plan. The plan provides that deferred amounts are to be recorded in bookkeeping accounts we maintain and that the amount in each account will be adjusted from time to time to reflect the results of a hypothetical investment in the company’s Class A shares or based on the current yield of the Dow Jones Corporate Bond Index, as selected by the director. Amounts payable to directors under the plan are general unsecured claims against the company. No director had any balance in an account under the plan at any time during 2007.

Director Compensation Table

The table below shows the compensation received by each director who served during 2007 other than Todd W. Herrick and Edwin L. Buker, whose compensation for service as director is fully reflected in the Summary Compensation Table and other executive compensation information provided above.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)	Total
Name	($)	($)	($)

William E. Aziz(3)	$26,600	—	$26,600
Peter M. Banks	$121,300	$5,000	$126,300
Kent B. Herrick(4)	$54,900	$5,000	$59,900
Albert A. Koch(5)	$50,800	$5,000	$55,800
Steven J. Lebowski(3)	$27,800	—	$27,800
Jeffry N. Quinn(3)	$30,400	—	$30,400
David M. Risley	$126,400	$5,000	$131,400
Kevin E. Sheehan(6)	$62,000	$5,000	$67,000

(1)	Retainer and meeting fees.

(2)	Phantom share awards under Director Retention Phantom Share Plan, valued at amount recognized for financial statement reporting purposes.

(3)	Became a director on August 13, 2007.

(4)	Became a director on April 10, 2007.

(5)	Director until July 31, 2007.

(6)	Director until August 12, 2007.

SUBMISSION OF SHAREHOLDER PROPOSALS

Rule 14a-8

In order for shareholder proposals for the 2009 annual meeting of shareholders to be eligible to be included in the company’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at the principal executive offices of the company no later than December 5, 2008. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Advance Notice Requirements

The bylaws of the company contain advance notice procedures which a shareholder must follow to nominate a person for election to the board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to the company’s Secretary and received at the principal office of the company.

Except when an annual meeting is called for a date that is not within 20 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that any nomination or proposal for next year’s annual meeting must be received no later than March 1, 2009 and no earlier than January 30, 2009.

Management proxies for the 2009 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.

IMPORTANT OTHER INFORMATION

Your vote is important. Please use the GOLD proxy card TODAY to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the envelope provided.

We urge you NOT to sign or return any WHITE proxy card that may be sent to you by or on behalf of the Herrick Foundation, even as a protest vote against them. If you previously voted on a Herrick Foundation WHITE proxy card, you have every legal right to change your vote. You can do so simply by using the GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the envelope provided. Only your latest dated proxy card will count. Please refer to the section entitled “Questions & Answers About the Special Meeting” for a discussion of how to revoke your proxy.

If the Tecumseh shares you own are held in the name of a broker, bank or nominee, only it can vote a proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a GOLD proxy card to be signed representing your Tecumseh shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the company’s proxy solicitor, Georgeson Inc., at the address indicated below so that it can attempt to ensure that your instructions are followed. If you have any questions about executing your proxy or require assistance, please contact:

Georgeson Inc.
199 Water Street, 26th Floor, New York, New York 10038
SHAREHOLDERS CALL TOLL-FREE: (866) 203-1198
BANKS AND BROKERS CALL: (212) 440-9800

APPENDIX I

INFORMATION CONCERNING PERSONS WHO ARE PARTICIPANTS
IN THE COMPANY’S SOLICITATIONS OF PROXIES

The following table sets forth the name, principal business address and the present principal occupation or employment (as well as the name, principal business and address of any corporation or other organization in which that employment is carried on) of the directors and other individuals who, under rules promulgated by the Securities and Exchange Commission, are “participants” in our solicitation of proxies in connection with the special meeting.

Directors

The principal occupations of the directors and director nominees who are participants in our solicitation are set forth below, along with the name and business addresses of the organization of employment of the directors:

Principal Occupation and Place
Name and Role of Participant	of Employment	Business Address

Edwin L. Buker Director and officer	Chairman, President, and CEO Tecumseh Products Company	1136 Oak Valley Dr. Ann Arbor, MI 48108
Peter M. Banks Director	General Partner Red Planet Capital Partners	100 Hamilton Avenue Suite 250 Palo Alto, CA 94301
David M. Risley Director	Retired	c/o Tecumseh Products Company 1136 Oak Valley Dr. Ann Arbor, MI 48108
Kent B. Herrick Director	Paid employee of the Herrick Foundation	c/o Tecumseh Products Company 1136 Oak Valley Dr. Ann Arbor, MI 48108
William E. Aziz Director	President BlueTree Advisors, Inc.	32 Shorewood Pl. Oakville, Ontario, L6K 3Y4 Canada
Steven J. Lebowski Director	President and sole owner Steven J. Lebowski PC	206 E Commerce St. Milford, MI 48108
Jeffry N. Quinn Director	Chairman, President, and CEO Solutia Inc.	575 Maryville Centre Drive St. Louis, MO 63141

Officers and Employees

The principal occupations of the executive officers and employees who are participants in the Company’s solicitation of proxies are set forth below:

Principal Occupation and Place
Name and Role of Participant	of Employment	Business Address

James S. Nicholson Officer	Vice-President, Treasurer and Chief Financial Officer Tecumseh Products Company	1136 Oak Valley Dr. Ann Arbor, MI 48108

Principal Occupation and Place
Name and Role of Participant	of Employment	Business Address

Lynn Dennison Officer	Vice President, General Counsel, and Secretary Tecumseh Products Company	1136 Oak Valley Dr. Ann Arbor, MI 48108

Principal Occupation and Place
Name and Role of Participant	of Employment	Business Address

Teresa Hess Employee	Director — Financial Reporting and Investor Relations Tecumseh Products Company	1136 Oak Valley Dr. Ann Arbor, MI 48108

Information Regarding Ownership of Tecumseh’s Securities by Participants

The table below shows the Tecumseh Products Company securities beneficially owned as of September 27, 2008 by each of the individuals named above who are participants in this solicitation. All securities shown in the table are owned directly and of record. None of the persons who are participants in this solicitation owns any Tecumseh Products Company securities of record but not beneficially.

Name	Title of Security	Amount Owned

Edwin L. Buker	Class B Common Stock	8,000 shares
	Phantom shares(1)	89,552 phantom shares
	Phantom shares(2)	26,023 phantom shares
	Stock appreciation rights(3)	325,002 rights
	Stock appreciation rights(4)	49,472 rights
William E. Aziz	Deferred stock units(5)	1,711.2299 units
Peter M. Banks	Phantom stock units(6)	883.9148 units
	Deferred stock units(5)	1,711.2299 units
Kent B. Herrick	Deferred stock units(5)	1,711.2299 units
Steven J. Lebowski	Deferred stock units(5)	1,711.2299 units
Jeffry N. Quinn	Deferred stock units(5)	1,711.2299 units
David M. Risley	Class A Common Stock	1,200 shares
	Phantom stock units(6)	851.4721 units
	Deferred stock units(5)	2,139.0374 units
James S. Nicholson	Class B Common Stock	600 shares
	Class A Common Stock	200 shares
	Phantom shares(2)	4,060 phantom shares
	Stock appreciation rights(4)	7,718 rights
Lynn Dennison	Phantom shares(2)	3,339 phantom shares
	Stock appreciation rights(4)	6,349 rights
Teresa Hess	Phantom shares(2)	632 phantom shares
	Stock appreciation rights(4)	1,201 rights

(1)	Phantom shares settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock except that phantom shares are not entitled to received dividends. They vest on August 13, 2010.

(2)	Phantom shares settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock except that phantom shares are not entitled to received dividends. They vest on March 4, 2011.

(3)	Stock appreciation rights settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each stock appreciation right corresponds to one share of Class A Common Stock. One-third of the rights vest on each of August 13, 2008, 2009, and 2010. They expire August 13, 2014. The strike price is $28.82 per share.

(4)	Stock appreciation rights settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each stock appreciation right corresponds to one share of Class A Common Stock. One-third of the rights vest on each of March 4, 2009, 2010, and 2011. They expire March 4, 2015. The strike price is $28.82 per share.

(5)	Deferred stock units settleable only in cash granted under the Outside Directors’ Deferred Stock Unit Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock. They vest when the individual ceases to be a director.

(6)	Phantom shares settleable only in cash granted under the former Director Retention Phantom Share Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock. They vest when the individual ceases to be a director.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases or sales of Tecumseh Products Company’s securities by the individuals named above who are participants in this solicitation since September 28, 2006. Unless otherwise indicated, all transactions were in the public market, and none of the purchase price or market values for those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the securities.

Amount Acquired (or
Name	Date	Title of Security	Disposed of)

Edwin L. Buker	03/10/2008	Phantom shares(1)	89,552 phantom shares
	03/19/2008	Phantom shares(2)	26,023 phantom shares
	03/19/2008	Stock appreciation rights(3)	325,002 rights
	03/19/2008	Stock appreciation rights(4)	49,472 rights
	05/14/2008	Class B Common Stock	4,000 shares
	08/19/2008	Class B Common Stock	430 shares
	08/20/2008	Class B Common Stock	3,570 shares
William E. Aziz	01/01/2008	Deferred stock units(5)	1,711.2299 units
Peter M. Banks	05/02/2007	Phantom stock units(6)	495.5401 units
	01/01/2008	Deferred stock units(5)	1,711.2299 units
	05/22/2008	Class B Common Stock	(500 shares)
Kent B. Herrick	12/07/2007	Class B Common Stock	(2,000 shares)
	01/01/2008	Deferred stock units(5)	1,711.2299 units
Steven J. Lebowski	01/01/2008	Deferred stock units(5)	1,711.2299 units
Jeffry N. Quinn	01/01/2008	Deferred stock units(5)	1,711.2299 units
David M. Risley	05/02/2007	Phantom stock units(6)	495.5401 units
	01/01/2008	Deferred stock units(5)	2,139.0374 units
James S. Nicholson	08/14/2007	Class A Common Stock	200 shares
	05/15/2008	Class B Common Stock	200 shares
	08/19/2008	Class B Common Stock	200 shares
	03/19/2008	Phantom shares(2)	4,060 phantom shares
	03/19/2008	Stock appreciation rights(4)	7,718 rights
Lynn Dennison	03/19/2008	Phantom shares(2)	3,339 phantom shares
	03/19/2008	Stock appreciation rights(4)	6,349 rights
Teresa Hess	03/19/2008	Phantom shares(2)	632 phantom shares
	03/19/2008	Stock appreciation rights(4)	1,201 rights

(1)	Phantom shares settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock except that phantom shares are not entitled to received dividends. They vest on August 13, 2010.

(2)	Phantom shares settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock except that phantom shares are not entitled to received dividends. They vest on March 4, 2011.

(3)	Stock appreciation rights settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each stock appreciation right corresponds to one share of Class A Common Stock.

One-third of the rights vest on each of August 13, 2008, 2009, and 2010. They expire August 13, 2014. The strike price is $28.82 per share.

(4)	Stock appreciation rights settleable only in cash granted under the Tecumseh Products Company Long-Term Incentive Cash Award Plan. Each stock appreciation right corresponds to one share of Class A Common Stock. One-third of the rights vest on each of March 4, 2009, 2010, and 2011. They expire March 4, 2015. The strike price is $28.82 per share.

(5)	Deferred stock units settleable only in cash granted under the Outside Directors’ Deferred Stock Unit Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock. They vest when the individual ceases to be a director.

(6)	Phantom shares settleable only in cash granted under the former Director Retention Phantom Share Plan. Each phantom share is the economic equivalent of one share of Class A Common Stock. They vest when the individual ceases to be a director.

Beneficial Ownership of Participant’s Associates

The following list sets forth securities of the company owned beneficially, directly or indirectly, by associates of persons who may be regarded as participants in this solicitation.

•	Herrick family trusts, of which Kent B. Herrick is a beneficiary, directly own a total of 888,113 shares of Class B Common Stock. The trusts’ address is c/o Todd W. Herrick, 3970 Peninsula Drive, Petoskey, Michigan 49770-8006.

•	The Herrick Foundation, of which Kent B. Herrick is an officer and director, directly owns 769,426 shares of Class B Common Stock. The Herrick Foundation’s address is c/o Michael Indenbaum, 2290 First National Building, 660 Woodward Ave., Detroit, Michigan 48226-3506.

Related Party Transactions

As previously reported, during 2007 we entered into a settlement and release agreement with Todd W. Herrick, Kent B. Herrick, Toni L. Herrick, the Herrick Foundation, Michael A. Indenbaum, Peter M. Banks, Albert A. Koch, and David M. Risley, thereby settling corporate governance disputes that had been the subject of two lawsuits. Each of Todd W. Herrick, Toni L. Herrick, and the Herrick Foundation was at that time and still is a beneficial owner of more than 5% of the outstanding shares of Class B Common Stock of the company. Kent B. Herrick joined the board as provided for in the agreement and continues to serve as a director. At the time the agreement was signed, Peter M. Banks, Albert A. Koch, and David M. Risley were members of the board; Mr. Koch later resigned, and Dr. Banks and Mr. Risley continue to serve. Under the agreement, among other things:

•	We paid Kent B. Herrick a lump sum severance payment in the amount of $120,000, which was equal to one year’s salary at the rate in effect when he was terminated from his position with the company on January 19, 2007.

•	We reimbursed Todd W. Herrick, Kent B. Herrick, Toni L. Herrick, and the Herrick Foundation for legal expenses incurred in connection with the lawsuits, the settlement agreement, and related matters in the amount of $300,000.

During 2007, in connection with these disputes and the settlement and release agreement, we paid approximately $263,000 in legal expenses incurred by Dr. Banks, Mr. Koch, and Mr. Risley.

Miscellaneous Information Regarding Participants

Except as disclosed in this Appendix I or the proxy statement, to the knowledge of the participants, none of their associates beneficially owns, directly or indirectly, any securities of the company. Other than as disclosed in this Appendix I or the proxy statement, to the knowledge of the company, neither the company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the special meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of the company, including, but not limited to, joint ventures, loan or option agreements, put or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than in this Appendix I or the proxy statement, to the knowledge of the company, none of the company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the company or its affiliates or with respect to any future transactions to which the company or any of its affiliates will or may be a party.

PRELIMINARY PROXY SUBJECT TO COMPLETION, DATED OCTOBER 21, 2008
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y
TECUMSEH PRODUCTS COMPANY
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR CLASS B COMMON STOCK
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 21, 2008
The undersigned holder of Tecumseh Products Company (the “Company”) Class B Common Stock hereby appoints Edwin L. Buker and James S. Nicholson as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Special Meeting of shareholders to be held on November 21, 2008, beginning at 10:00 a.m., local time, at 3885 Research Park Drive, Ann Arbor Michigan 48108 and at any adjournments or postponements thereof, as directed, with full power and authority to vote all shares of Class B Common Stock held or owned by the undersigned, or which the undersigned is entitled to vote on the matters set forth in the accompanying Proxy Statement and all other matters that may properly come before the Special Meeting, including, if submitted to the vote of the Company shareholders, on a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies.
Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. You may also revoke your proxy by: (1) by sending to Georgeson Inc., our Proxy Solicitor, an executed notice of revocation; (2) sending to Georgeson Inc. a new, valid proxy bearing a later date; or (3) attending the Special Meeting and either voting in person, which will automatically cancel any proxies previously given, or revoking this proxy in person. Attendance at the Special Meeting will not by itself revoke this proxy. To be effective, any written notice of revocation or subsequent proxy must be received by Georgeson Inc. prior to the beginning of the Special Meeting. The written notice of revocation or subsequent proxy should be hand-delivered to Georgeson Inc. at the Special Meeting or sent to Wall Street Station, P.O. Box 1102, New York, NY 10269-0667.
The Board of Directors recommends a vote “AGAINST” the Proposal.
Continued and to be voted and signed on reverse

Special Meeting of Shareholders Friday, November 21, 2008 3885 Research Park Drive Ann Arbor, Michigan 48108
Tecumseh Products Company

INSTRUCTIONS FOR VOTING YOUR PROXY
This proxy covers all Class B shares of Common Stock of Tecumseh Products Company held of record.
THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0394, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed.

Visit the Internet voting Web site at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.

Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc. Wall Street Station, P.O. Box 1102, New York NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark your votes as in this example.
The Board of Directors recommends a vote “AGAINST” the Proposal.

Proposal to remove without cause each of the
following current members from the Board of
Directors of the Company.

	FOR	AGAINST
	REMOVAL	REMOVAL	ABSTAIN
(1) Peter M. Banks	☐	☐	☐

	FOR	AGAINST
	REMOVAL	REMOVAL	ABSTAIN
(2) David M. Risley	☐	☐	☐
      If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you do not specify how to vote, the proxies will vote your shares AGAINST the Proposal and in their discretion on any other matters that may come before the meeting.
WE APPRECIATE YOUR PROMPT ACTION
IN SIGNING AND RETURNING THIS PROXY.

Signature

Signature

DATED:	, 2008

NOTE: Please sign exactly as your name(s) appear above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title.

PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.
If you have any questions or need assistance, please contact Georgeson Inc., the company’s Proxy Solicitor at 1-866-203-1198.